UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

STEPAN COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STEPAN COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 3, 2011

at 9:00 a.m. (CDT)

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of STEPAN COMPANY (the “Company”) will be held at the Company’s Administrative and Research Center at Edens Expressway and Winnetka Road, Northfield, Illinois, on Tuesday, May 3, 2011, at 9:00 a.m. (CDT), for the following purposes:

1.	To elect two Directors to the Board of Directors for a three-year term.

2.	To approve the adoption of the Stepan Company 2011 Incentive Compensation Plan.

3.	To approve, on an advisory basis, the compensation paid to the Company’s named executive officers.

4.	To consider, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers.

5.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2011.

6.	To transact such other business as may properly come before the meeting.

The Board of Directors has designated the close of business on March 4, 2011, as the record date for determining holders of the Company’s 5 1/2% Convertible Preferred Stock and the Company’s Common Stock entitled to notice of and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 3, 2011.

The Proxy Statement and Annual Report to Stockholders are available at http://www.edocumentview.com/SCL.

The proxy materials available at http://www.edocumentview.com/SCL include the Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Proxy, Annual Report to Stockholders, and Form 10-K for the year 2010.

Directions to the Annual Meeting of Stockholders are available at http://www.stepan.com, under “Investors—Annual Meeting” for those stockholders who plan to attend the meeting.

By order of the Board of Directors,

KATHLEEN O. SHERLOCK

    Assistant Secretary

Northfield, Illinois

March 31, 2011

The Board of Directors extends a cordial invitation to all stockholders to attend the meeting. Whether or not you plan to attend the meeting, please mark, sign and mail the enclosed proxy card in the return envelope provided as promptly as possible.

As a reminder, brokers may not vote your shares for non-routine matters such as the election of directors, the approval of an equity compensation plan, the advisory vote on the compensation paid to the Company’s named executive officers (“Say-on-Pay” vote), or the advisory vote on the frequency of voting on future Say-on-Pay votes in the absence of your specific instructions as to how to vote. Therefore, we urge you to provide your broker with voting instructions by returning your proxy card so your vote for all proposals can be counted.

March 31, 2011

PROXY STATEMENT

For the Annual Meeting of Stockholders of

STEPAN COMPANY

Edens Expressway and Winnetka Road

Northfield, Illinois 60093

To be held at 9:00 a.m. (CST) on May 3, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors and the Company will bear the entire expense of solicitation. Such solicitation is being made by mail, and the Company’s officers and employees may solicit proxies from stockholders personally or by telephone, mail or other means. The Company will make arrangements with the brokers, custodians, nominees and other fiduciaries who request the forwarding of solicitation material to the beneficial owners of shares of the Company’s stock held of record by such brokers, custodians, nominees and other fiduciaries, and the Company will reimburse them for their reasonable out-of-pocket expenses.

At the close of business on March 4, 2011, the record date for the meeting, there were 520,089 shares of the Company’s 5 1/2% Convertible Preferred Stock (“Preferred Stock”) outstanding, each share of which is convertible into 1.14175 shares of the Company’s Common Stock (“Common Stock”) and is entitled to 1.14175 votes on each matter to be voted on at the meeting, and, assuming all outstanding shares of Preferred Stock were converted, there would have been 10,752,948 shares of Common Stock outstanding, each share of which is entitled to one vote on each matter to be voted on at the meeting.

This proxy statement and proxy are first being sent or given to stockholders commencing on or about March 31, 2011.

You may either vote “FOR” or “WITHHOLD” authority to vote for each of the nominees for the Board of Directors. You may vote in favor of holding the advisory vote on named executive officer compensation “EVERY ONE YEAR,” “EVERY TWO YEARS” OR “EVERY THREE YEARS,” or you may choose to “ABSTAIN” from voting on this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.

In connection with any other business that may properly come before the meeting, of which the Board of Directors is not currently aware, votes will be cast pursuant to the authority granted by the enclosed proxy in accordance with the best judgment of a majority of the persons present and acting under the proxy.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purposes of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you withhold your authority to vote for any director nominee, your withholding has the same effect as a vote against that director.

If you hold your shares in street name and do not provide voting instructions to your broker, custodian, nominee or other fiduciary, your shares will be considered “broker non-votes” and will not be voted on any non-routine matters, which include the election of directors, the approval of the equity compensation plan, the advisory vote on executive compensation, and the advisory vote on the frequency of future stockholder advisory votes on executive compensation. Shares that constitute broker non-votes may be voted on the ratification of auditors and will be counted as present at the meeting for the purpose of determining a quorum, but will not be entitled to vote on non-routine proposals. Please instruct your broker or bank so your vote can be counted on all proposals.

The required quorum at the Annual Meeting of Stockholders is a majority of the outstanding shares of the Company’s voting stock as of the record date. In order to ensure the presence of holders of shares representing the necessary quorum at the Annual Meeting of Stockholders, please mark, sign and return the enclosed proxy promptly in the envelope provided. No postage is required if mailed in the United States. Even if you sign and return your proxy, you are invited to attend the meeting.

ELECTION OF DIRECTORS

Stockholders and the persons named in the enclosed proxy will vote, pursuant to the authority granted by the stockholder in the enclosed proxy, on the election of Messrs. Joaquin Delgado and F. Quinn Stepan, Jr. as Directors of the Company to hold office until the Annual Meeting of Stockholders to be held in the year 2014.

In the event any one or more of such nominees is unable to serve as Director, votes will be cast, pursuant to the authority granted in the enclosed proxy, for such person or persons as may be designated by the Board of Directors. The Board of Directors at this time is not aware of any nominee who is or will be unable to serve as Director, if elected.

Under the Company’s Certificate of Incorporation and By-laws, Directors are elected by a plurality of the voting power of the shares of Preferred Stock and Common Stock present in person or represented by proxy at the meeting and entitled to vote, voting together as a single class. The outcome of the election will not be affected by holders of shares of Preferred Stock or Common Stock that withhold authority to vote in the election of Directors.

The Board of Directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Stockholders in the year in which the term for their class expires.

Nominees For Director

The following table sets forth certain information about the nominees for Director:

Name of Nominee	Principal Occupation, Business Experience and Other Directorships During the Past Five Years, and Age	Year of First Election as Director	Number and Percent of Shares of Common Stock Beneficially Owned(1)
Joaquin Delgado	Executive Vice President, Electro and Communications Business of 3M Company, a global diversified technology company, since 2009. Vice President and General Manager, Electronic Markets Materials Division of 3M Company, from 2007 to 2009. Vice President, Research and Development and New Business Ventures, Consumer and Office Business of 3M Company, from 2005 to 2007. President of 3M Korea Ltd. from 2003 to 2005. Age—51	N/A	0		*

F. Quinn Stepan, Jr.	President and Chief Executive Officer of the Company since January 2006. President and Chief Operating Officer of the Company from February 1999 to December 2005. Director of Follett Corporation. Age—50	1999	791,837	(2) (3)	7.3%

* Less than one percent of outstanding shares of Common Stock.

(1)	Represents number of Common Stock shares beneficially owned as of March 4, 2011. Number of shares for each Director includes (a) shares of Common Stock owned by the spouse of the Director and shares held by the Director or his spouse as trustee or custodian for the benefit of children and family members for which the Director or his spouse as trustee or custodian has voting or investment power, (b) shares of Common Stock which may be acquired through conversion of shares of Preferred Stock, and (c) shares pledged as security by the Director or the Director’s family members. In addition, the Company calculates the total number of shares of Common Stock outstanding by assuming all shares of Preferred Stock are converted into Common Stock, and adding such amount to the number of shares of Common Stock outstanding.
(2)	Includes 337,248 shares held by the Company’s qualified plans and deemed beneficially owned by the Plan Committee, of which James Hurlbutt, Gregory Servatius and F. Quinn Stepan, Jr. are members and employees of the Company. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans and Profit Sharing Plan Trust under the terms of a Trust Agreement effective August 1, 2003, with Russell Investment Group (“Russell”). Russell expressly disclaims any beneficial ownership in the securities of these plans.
(3)	Includes (a) 184,716 shares that F. Quinn Stepan, Jr. has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans, (b) 1,386 shares allocated to F. Quinn Stepan, Jr. under the Employee Stock Ownership Plan (“ESOP”), (c) 2,638 shares of Common Stock and 553 shares of Preferred Stock allocated to F. Quinn Stepan, Jr. under the Employee Stock Ownership Plan II (“ESOP II”), and (d) 43,675 shares credited to F. Quinn Stepan, Jr.’s stock account under the Management Incentive Plan (As Amended and Restated Effective January 1, 2010), (the “Management Incentive Plan”). Amounts credited to an employee’s stock account will be paid to the employee at the time of separation of service from the Company as the employee has elected under the provisions of the Management Incentive Plan. Also includes 31,950 shares pledged as security for two bank loan agreements and 54,212 shares held in a margin account.

PROPOSAL: The Board of Directors recommends that the stockholders vote FOR the election of Messrs. Joaquin Delgado and F. Quinn Stepan, Jr. to the Board of Directors for a three-year term.

Directors Whose Terms Continue

The following table sets forth certain information about those Directors who are not up for re-election as their respective term of office does not expire this year:

Name of Director	Principal Occupation, Business Experience and Other Directorships During the Past Five Years, and Age	Year of First Election as Director	Term Expires	Number and Percent of Shares of Common Stock Beneficially Owned(1)
Michael R. Boyce	Chairman and Chief Executive Officer of PQ Corporation, an industrial chemicals company, since 2005. Chairman and Chief Executive Officer of Peak Investments, an operating and acquisition company, since 1998. From 1990 to 1998, President and Chief Operating Officer of Harris Chemical Group, Inc. Director of PQ Corporation and AAR Corp. Age—63	2010	2013	333	(2)	*

Gary E. Hendrickson	President and Chief Operating Officer of The Valspar Corporation, a global paints and coatings manufacturer, since February 2008. Senior Vice President, Wood Coatings, Architectural, and Federal Business Units; and President, Asia Pacific of The Valspar Corporation, from 2005 to February 2008. Group Vice President, Global Wood Coatings; and President, Asia Pacific of The Valspar Corporation from 2004 to 2005. Director of The Valspar Corporation. Age—54	2009	2012	3,458	(3)	*

Gregory E. Lawton	Consultant. President and Chief Executive Officer of JohnsonDiversey, Inc., a manufacturer of cleaning products, from October 2000 to February 2006. From January 1999 to September 2000, President and Chief Operating Officer of Johnson Wax Professional. President of NuTone, Inc., a subsidiary of Williams plc based in Cincinnati, Ohio from 1994 to 1998. From 1989 to 1994, served with Procter & Gamble as Vice President and General Manager of several consumer product groups. Director of General Cable and American Trim. Age—60	2006	2012	7,465	(4)	*

Name of Director	Principal Occupation, Business Experience and Other Directorships During the Past Five Years, and Age	Year of First Election as Director	Term Expires	Number and Percent of Shares of Common Stock Beneficially Owned(1)
F. Quinn Stepan	Chairman of the Company since November 1984. Chief Executive Officer of the Company from November 1984 to December 2005. Age—73	1967	2013	1,609,458	(5)	14.9%

Edward J. Wehmer	President, Chief Executive Officer and founder of Wintrust Financial Corporation, a financial services company, since May 1998. Prior to May 1998, President and Chief Operating Officer of Wintrust Financial Corporation since its formation in 1996. Director of Wintrust Financial Corporation. Involved in several charitable and professional organizations. Age—56	2003	2013	12,530	(6)	*

*Less than one percent of outstanding shares of Common Stock.

(1)	See Note (1) to table under Nominees for Director.
(2)	Includes 333 shares credited to the Director’s account pursuant to the Stepan Company 2006 Incentive Compensation Plan.
(3)	Includes (a) 692 shares that the Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans, (b) 1,940 shares credited to the Director’s account pursuant to the Directors Deferred Compensation Plan Amended and Restated as of January 1, 2005, and (c) 826 shares credited to the Director’s account pursuant to the Stepan Company 2006 Incentive Compensation Plan.
(4)	Includes (a) 3,280 shares that the Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans, and (b) 2,535 shares credited to the Director’s account pursuant to the Stepan Company 2006 Incentive Compensation Plan.
(5)	See Notes (3), (5) and (6) to tables under Security Ownership of Certain Beneficial Owners.
(6)	Includes (a) 5,159 shares that the Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans, and (b) 3,171 shares credited to the Director’s account pursuant to the Stepan Company 2006 Incentive Compensation Plan.

Family Relationships

F. Quinn Stepan, Jr. is the son of F. Quinn Stepan.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

As of March 4, 2011, the following persons were the only persons known to the Company to beneficially own more than five percent of the Company’s Common Stock:

	Number of Shares of Common Stock Beneficially Owned(2)(6)				Total Shares	Percentage of Outstanding Shares of Common Stock
	Voting and/or Investment Power
Name and Address(1)	Sole		Shared
F. Quinn Stepan(4)	1,304,689	(5)	304,769	(3)	1,609,458	14.9%
Royce & Associates, LLC(7)	672,479				672,479	6.2%
BlackRock, Inc.(8)	614,195				614,195	5.7%

As of March 4, 2011, the following persons were the only persons known to the Company to beneficially own more than five percent of the Company’s Preferred Stock:

	Number of Shares of Preferred Stock Beneficially Owned(2)				Percentage of Outstanding Shares of Preferred Stock
	Voting and/or Investment Power			Total Shares
Name and Address(1)	Sole	Shared
F. Quinn Stepan(4)	22,162	166,480	(3)	188,642	36.2%
Stepan Venture II	0	166,480	(3)	166,480	32.0%
Mary Louise Wehman(4)	89,684			89,684	17.2%
John A. Stepan(4)	76,872			76,872	14.7%
Charlotte Stepan Shea(4)	35,244			35,244	6.7%

(1)	Except as otherwise set forth in the footnotes below, the address of all persons named is Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.
(2)	Represents number of shares beneficially owned as of March 4, 2011. The Company calculates the total number of shares of Common Stock outstanding by assuming all shares of Preferred Stock are converted into Common Stock, and adding such amount to the number of shares of Common Stock outstanding. In addition, number of shares owned includes shares held by the persons listed in the table, as trustee or custodian for the benefit of children and family members if such trustee or custodian has voting or investment power and, with respect to F. Quinn Stepan, shares held by the spouse of F. Quinn Stepan.
(3)	F. Quinn Stepan and Paul H. Stepan are managing partners of a family-owned limited partnership that is the sole general partner of another family-owned limited partnership, Stepan Venture II, which owns 114,691 shares of Common Stock and 166,480 shares of Preferred Stock. The partnership has pledged a total of 95,152 shares of Common Stock and 166,480 shares of Preferred Stock as security for a bank loan agreement. The shares owned by the partnership are included in the tables for both F. Quinn Stepan and Stepan Venture II.
(4)	F. Quinn Stepan, Paul H. Stepan, John A. Stepan, Mary Louise Wehman and Charlotte Stepan Shea are the children of the late Mary Louise Stepan and the late Alfred C. Stepan, Jr.
(5)	Includes (a) 5,135 shares of Common Stock allocated to F. Quinn Stepan under ESOP, (b) 36,722 shares of Common Stock and 9,350 shares of Preferred Stock allocated to F. Quinn Stepan under ESOP II, (c) 196,300 shares of Common Stock credited to F. Quinn Stepan’s stock account under the Management Incentive Plan, (d) 123,064 shares which F. Quinn Stepan has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans, and (e) 127,630 shares of Common Stock pledged as security for a bank loan agreement.

(6)	Includes the number of shares of Common Stock that the specified person has the right to acquire by conversion of shares of Preferred Stock beneficially owned by such person.
(7)	As reported in a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 3, 2011, by Royce & Associates, LLC, an investment adviser, 745 Fifth Avenue, New York, New York, 10151 (“Royce”). In the Schedule 13G, Royce reported that, as of December 31, 2010, it had sole voting and dispositive power as to 672,479 shares.
(8)

As reported in a Schedule 13G/A filed with the SEC on February 8, 2011, by BlackRock, Inc., a parent holding company, 40 East 52nd Street, New York, New York, 10022 (“BlackRock”). In the Schedule 13G/A, BlackRock reported that, as of December 31, 2010, it had sole voting and dispositive power as to 614,195 shares.

Security Ownership of Management

The following table sets forth, as of the close of business on March 4, 2011, the security ownership of each Executive Officer listed in the Summary Compensation Table in this proxy statement, each Director and nominee for Director, and all Directors and Executive Officers as a group:

Name	Number and Percent of Shares of Common Stock Beneficially Owned(1)
James E. Hurlbutt	369,069	(2)	3.4%
John V. Venegoni	49,355	(3)	*
Robert J. Wood	48,420	(4)	*
F. Quinn Stepan	1,609,458	(5)	14.9%
F. Quinn Stepan, Jr	791,837	(6)	7.3%
Michael R. Boyce	333	(7)	*
Joaquin Delgado	0	(8)	*
Thomas F. Grojean	20,004	(9)	*
Gary E. Hendrickson	3,458	(10)	*
Gregory E. Lawton	7,465	(11)	*
Edward J. Wehmer	12,530	(12)	*
All Directors and Executive Officers(13)	2,686,565		24.9%

* Less than one percent of outstanding shares of Common Stock.

(1)	Number of shares for each Director, nominee for Director, and Executive Officer (and all Directors and Executive Officers as a group) includes (a) shares of Common Stock owned by the spouse of each Director, nominee for Director, or Executive Officer, and shares held by each Director, nominee for Director, or Executive Officer, or such person’s spouse as trustee or custodian for the benefit of children and family members if such trustee or custodian has voting or investment power, (b) shares of Common Stock that may be acquired within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans or conversion of shares of Preferred Stock, and (c) shares pledged as security by such Director, nominee for Director, or Executive Officer, or such person’s family members. In addition, the Company calculates the total number of shares of Common Stock outstanding by assuming all shares of Preferred Stock are converted into Common Stock, and adding such amount to the number of shares of Common Stock outstanding.
(2)

Includes (a) 752 shares allocated to James E. Hurlbutt under ESOP, (b) 1,397 shares of Common Stock and 293 shares of Preferred Stock allocated to James E. Hurlbutt under ESOP II, (c) 14,500 shares that James E. Hurlbutt has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans, and (d) 8,707 shares credited to James E. Hurlbutt’s stock account under the Management Incentive Plan. Also includes 337,248 shares in the Company’s qualified plans and deemed beneficially owned by the Plan Committee, of which James Hurlbutt, Gregory Servatius and F. Quinn Stepan, Jr. are members and employees of the Company. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans and Profit Sharing Plan Trust under the terms of a Trust Agreement effective August 1, 2003, with Russell. Russell expressly disclaims any beneficial ownership in the securities of these plans.
(3)	Includes (a) 1,325 shares allocated to John V. Venegoni under ESOP, (b) 2,672 shares of Common Stock and 522 shares of Preferred Stock allocated to John V. Venegoni under ESOP II, (c) 10,000 shares that John V. Venegoni has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans, and (d) 12,923 shares credited to John V. Venegoni’s stock account under the Management Incentive Plan.
(4)	Includes (a) 1,361 shares allocated to Robert J. Wood under ESOP, (b) 3,202 shares of Common Stock and 617 shares of Preferred Stock allocated to Robert J. Wood under ESOP II, (c) 26,532 shares that Robert J. Wood has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans, and (d) 14,121 shares credited to Robert J. Wood’s stock account under the Management Incentive Plan.
(5)	See Note (5) to table under Directors Whose Terms Continue.
(6)	See Notes (2) and (3) to table under Nominees for Director.
(7)	See Note (2) to table under Directors Whose Terms Continue.
(8)	Dr. Delgado is a Nominee for Director.
(9)	Includes (a) 6,702 shares that Thomas F. Grojean has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans, and (b) 3,169 shares credited to Thomas F. Grojean’s account pursuant to the Stepan Company 2006 Incentive Compensation Plan. Mr. Grojean’s term as a Director expires on May 3, 2011, the date of the 2011 Annual Meeting of Stockholders. Mr. Grojean is not eligible for re-election as a Director.
(10)	See Note (3) to table under Directors Whose Terms Continue.
(11)	See Note (4) to table under Directors Whose Terms Continue.
(12)	See Note (6) to table under Directors Whose Terms Continue.
(13)	As of March 4, 2011, all Directors and Executive Officers as a group beneficially owned 191,216 shares of Preferred Stock, including 11,924 shares of Preferred Stock allocated to Company-employed Directors and Executive Officers under ESOP II, and which collectively represented 36.7% of the outstanding shares of Preferred Stock and were convertible into 218,320 shares (2.0%) of Common Stock. As of March 4, 2011, Company-employed Directors and Executive Officers as a group had the right to acquire 408,170 shares of Common Stock under stock options exercisable within 60 days, 11,276 shares of Common Stock allocated to them under ESOP, 50,505 shares of Common Stock allocated to them under ESOP II, and 282,879 shares of Common Stock credited to their stock accounts under the Management Incentive Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010, about the Company’s securities that may be issued under the Company’s existing equity compensation plans, all of which have been approved by the stockholders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	679,128	$32.44	278,143	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	679,128	$32.44	278,143

(1)	Under the Company’s existing equity compensation plans, shares may be issued in the form of performance stock awards as awarded by the Compensation and Development Committee of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company’s Executive Officers and Directors, and persons who own more than 10 percent of the Common Stock or Preferred Stock, to file reports of beneficial ownership and changes in beneficial ownership of Common Stock or Preferred Stock with the SEC, the New York Stock Exchange, the Chicago Stock Exchange and the Company. Based solely upon a review of the copies of such forms received by it during or with respect to its most recent fiscal year, or written representations from certain reporting persons, the Company believes that all such required reports have been timely filed except for four late reports for four transactions by each of the following Company Executive Officers: Messrs. F. Quinn Stepan, F. Quinn Stepan, Jr., James E. Hurlbutt, Gregory Servatius, John V. Venegoni, Robert J. Wood, and H. Edward Wynn. These late reports were caused by a minor administrative error which has been corrected for reporting deferred quarterly dividend equivalents pursuant to a new 2010 incentive compensation plan. All such transactions have since been properly reported. In addition, one late report of two transactions each in both 2009 and 2010 were also filed by Mr. F. Quinn Stepan due to minor administrative errors which have been corrected to comply with the minimum required distribution rules for the Company’s two Employee Stock Ownership Plans. All such transactions have since been properly reported.

Policies and Procedures for Approving Related Person Transactions

The Company adopted a written policy entitled “Stepan Company Related Party Transactions Policy and Procedures” which was initially approved by the Audit Committee of the Board of Directors in February 2007, and has been annually reviewed by the Audit Committee at each subsequent February meeting (“Related Party Transactions Policy”). This policy applies to transactions (“Related Party Transactions”) involving the Company and a Related Party, which is defined as a person or entity who is a Company executive officer, Director, or nominee for election as a Director, or a beneficial owner of 5% or more of the Company’s stock, or an immediate family member of these persons. The Related Party Transactions Policy states that the Company will enter into or ratify Related Party Transactions only when the Board of Directors, acting through the Audit Committee or as otherwise set forth in the Related Party Transactions Policy, approves the Related Party Transaction after determining that it is in, or is not inconsistent with, the best interests of the Company and its stockholders. The Audit Committee will review the material facts of all Related Party Transactions under the Related Party Transactions Policy, as discussed below, in order to make such determination and to decide whether to approve or disapprove such Related Party Transaction. No Director may participate in any discussion or approval of a Related Party Transaction for which he or she is a Related Party, except that the Director must provide any material information concerning the Related Party Transaction requested by the Audit Committee.

As set forth in the Related Party Transactions Policy, the Audit Committee has reviewed and approved certain types of Related Party Transactions and determined that the following types of Related Party Transactions will be generally deemed to be pre-approved under the terms of the Related Party Transactions Policy without further review by the Audit Committee: employment of executive officers; director compensation/reimbursement; transactions where all employees or stockholders receive proportional benefits; transactions with another company at which a Related Party’s only relationship is as an employee (other than as an executive officer) or director of that company or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues; and certain Company charitable contributions to charitable or non-profit organizations if the Related Party’s only relationship is as an employee (other than as an executive officer) or a director or acting in a similar capacity at that organization, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that organization’s total annual receipts. In addition, the Board of Directors has delegated to the Audit Committee Chairman the authority to approve or ratify any Related Party Transaction with a Related Party in which the aggregate amount involved is expected to be less than $120,000. All other Related Party Transactions must be approved by the Audit Committee pursuant to the procedures discussed below.

At each calendar year’s first regularly scheduled Audit Committee meeting, the Company’s management will submit for the Audit Committee’s consideration any Related Party Transaction it would like the Company to enter into during that calendar year, including the proposed aggregate value of such transaction, as applicable. After the first calendar year meeting, any additional Related Party Transactions must be submitted to the Audit Committee for approval. If the Audit Committee determines that a proposed transaction exceeds $120,000 and is a Related Party Transaction that requires review and approval by the Audit Committee, the proposed Related Party Transaction and relevant factors will be reviewed by the Audit Committee. Such factors considered by the Audit Committee for its evaluation of a Related Party Transaction include the Related Party’s relationship to the Company and the Related Party’s interest in the transaction; the material facts of the proposed Related Party Transaction, including the proposed aggregate value of the transaction; the benefits to the Company of the proposed Related Party Transaction; if applicable, the availability of other sources of comparable products or services; and an assessment of whether the terms of the proposed Related Party Transaction are comparable to the terms available to an unrelated third party or to employees generally, as applicable. For ongoing transactions, the Audit Committee will take into consideration the Company’s contractual obligations under the transactions and, based on all available relevant facts and circumstances, determine if the Related Party Transaction remains in the best interests of the Company and its stockholders. After review, the Audit Committee will approve or disapprove such transactions and at each subsequently scheduled meeting, the Company will update the Audit Committee as to any material change to those transactions.

In the event the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a Related Party Transaction that has not been previously approved or ratified under the Related Party Transactions Policy pursuant to the above procedures, if the transaction is pending, it will be submitted to the Audit Committee promptly for its review based on the factors above. Based on its conclusions, the Audit Committee will evaluate all options, including ratification, amendment or termination of the Related Party Transaction. If the transaction is ongoing or has been completed, the Audit Committee will evaluate the transaction, taking into account the same factors described above, to determine if rescission of the transaction is appropriate and will request that the General Counsel evaluate the Company’s controls and procedures to determine why the transaction was not submitted to the Audit Committee for prior approval pursuant to the Related Party Transactions Policy and whether any changes to these procedures are recommended.

Transactions with Related Persons, Promoters and Certain Control Persons

Mr. Richard Stepan (son of F. Quinn Stepan and brother of F. Quinn Stepan, Jr.) is a current Company employee at the Company’s Millsdale, Illinois facility. Mr. Richard Stepan is neither a Company officer nor a Director or nominee for Director. As an employee of the Company, Mr. Richard Stepan receives a base salary, short-term incentive compensation as appropriate for his position, and other regular and customary employee benefits generally available to all Company employees. With respect to fiscal 2010, Mr. Richard Stepan was paid a base salary of $128,750, bonus/incentive compensation of $19,838, and certain relocation expenses under the Company’s relocation program of $6,990, and participated in other regular and customary employee benefit programs generally available to all Company employees. Pursuant to the Company’s Related Party Transactions Policy, the Audit Committee has reviewed this transaction and has determined that it is in the best interests of the Company and its stockholders to permit the Company to continue to employ Mr. Richard Stepan. Accordingly, the Audit Committee has approved this transaction under the Related Party Transactions Policy pursuant to the procedures described above.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Corporate Governance Guidelines and Code of Conduct

The Company is committed to having sound corporate governance principles and has adopted Corporate Governance Guidelines and a Code of Conduct to maintain those principles. The Company’s Code of Conduct applies to all of the Company’s officers, directors and employees, including the Company’s Principal Executive Officer and Principal Financial Officer. The Company’s Corporate Governance Guidelines and Code of Conduct are available at http://www.stepan.com, under “Investors – Corporate Governance.” Stockholders may also request a free printed copy of the Company’s Corporate Governance Guidelines and Code of Conduct by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

Board Committees

The Board of Directors has a standing Audit Committee, Compensation and Development Committee, and Nominating and Corporate Governance Committee. All three committees are composed entirely of independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.”

•	Audit Committee

The Audit Committee held seven meetings in 2010. The responsibilities of the Audit Committee include annual selection and engagement of the Company’s independent registered public accounting firm, meeting with the Company’s independent registered public accounting firm before the year-end audit to review the proposed fees and scope of work of the audit, meeting with the Company’s independent registered public accounting firm at the completion of the year-end audit to review the results of the audits of the Company’s financial statements and internal control over financial reporting, meeting with the Company’s independent registered public accounting firm prior to the Company’s filing of each quarterly report on Form 10-Q and the annual report on Form 10-K, review of the independent registered public accounting firm’s communication setting forth findings and suggestions regarding internal controls, financial policies and procedures and management’s response to that communication, review of the internal audit program of the Company, review of unusual or significant financial transactions, review and approval or disapproval of Related Party Transactions pursuant to the Company’s Related Party Transactions Policy, and preparation of an Audit Committee report as required by the SEC to be included in this proxy statement.

The members of the Audit Committee in 2010 were Messrs. Michael Boyce (elected April 20, 2010), Thomas Grojean, Gary Hendrickson, Gregory Lawton, Robert Potter (retired April 20, 2010) and Edward Wehmer (Chairman), all of whom are independent directors in accordance with the rules of the New York Stock Exchange and the SEC and as described below under “Director Independence.” The Board of Directors has determined that Mr. Wehmer is qualified as an Audit Committee financial expert within the meaning of SEC regulations. In addition, the Board of Directors has determined that Mr. Wehmer has accounting and related financial management expertise within the meaning of the rules of the New York Stock Exchange. None of the Audit Committee members serve on the audit committee of more than two public companies.

The report of the Audit Committee is included in this proxy statement. The charter of the Audit Committee is available at http://www.stepan.com, under “Investors—Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

•	Compensation and Development Committee

The Compensation and Development Committee held three meetings in 2010. The responsibilities of the Compensation and Development Committee include reviewing and, if appropriate, adjusting the salaries of the executive officers of the Company each year, approving all management incentive awards, approving proposed grants of stock awards, providing advice to the Company regarding executive development and succession planning, approving the Company’s Compensation Discussion and Analysis, and preparing the Compensation and Development Committee Report as required by the SEC to be included in this proxy statement. The members of the Compensation and Development Committee in 2010 were Messrs. Michael Boyce (elected April 20, 2010), Thomas Grojean, Gary Hendrickson, Gregory Lawton (Chairman), Robert Potter (retired April 20, 2010) and Edward Wehmer, all of whom are independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.”

Both the Compensation Discussion and Analysis and the Compensation and Development Committee Report are included in this proxy statement. The charter of the Compensation and Development Committee is available at http://www.stepan.com, under “Investors—Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

•	Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held three meetings in 2010. The responsibilities of the Nominating and Corporate Governance Committee include assisting the Board of Directors by identifying individuals qualified to become board members and recommending to the Board of Directors the Director nominees for the next annual meeting of stockholders, developing and recommending to the Board of Directors the guidelines for corporate governance applicable to the Company, leading the Board of Directors in its annual review of the Board of Directors’ performance, and recommending to the Board of Directors the Directors for each committee.

The members of the Nominating and Corporate Governance Committee in 2010 were Messrs. Michael Boyce (elected April 20, 2010), Thomas Grojean, Gary Hendrickson (Chairman effective April 20, 2010), Gregory Lawton, Robert Potter (Chairman until his retirement on April 20, 2010) and Edward Wehmer, all of whom are independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.” The charter of the Nominating and Corporate Governance Committee is available at http://www.stepan.com, under “Investors—Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

The Nominating and Corporate Governance Committee reports annually to the Board of Directors on an assessment of the Board of Directors’ performance. The Chairman of the Nominating and Corporate Governance Committee initially discusses the assessment with the Chairman, and if desired by any Director, the assessments are discussed at the Executive Sessions of the non-management Directors. This assessment evaluates the Board of Directors’ contribution to the Company in its entirety and reviews areas in which the Board of Directors and/or management believe a stronger contribution could be made. The Nominating and Corporate Governance Committee is responsible for evaluating the performance of current members of the Board of Directors at the time they are considered for re-nomination to the Board of Directors.

Board Meetings and Attendance

During 2010, there were five regular meetings and one special meeting of the Board of Directors. During 2010, all of the Directors attended greater than 75 percent of the total number of meetings of the Board of Directors and the meetings of committees of the Board of Directors of which each Director was a member. The

Company does not have a formal policy regarding Director attendance at the Company’s Annual Meeting of Stockholders. All Directors attended the 2010 Annual Meeting of Stockholders and plan to attend the 2011 Annual Meeting of Stockholders.

Director Nomination Process

It is the policy of the Nominating and Corporate Governance Committee to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors to address the membership criteria. Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee must comply with the requirements set forth in the Company’s By-laws. Among other things, a stockholder must give written notice containing the information required by the Company’s By-laws to the Secretary of the Company at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. The deadline to submit a director nomination for next year’s annual meeting of stockholders is set forth in the “Stockholder Proposals” section below. The Secretary delivers all correspondence to the Nominating and Corporate Governance Committee Chairman without first screening the correspondence.

The Corporate Governance Guidelines contain the Board of Directors’ membership criteria that apply to nominees recommended by the Nominating and Corporate Governance Committee for a position on the Board of Directors. Under these criteria, members of the Board of Directors should possess qualities that include strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In addition to these qualities, Director nominees should also possess recognized achievement, an ability to contribute to some aspect of the Company’s business, and the willingness to make the commitment of time and effort required of a Director. The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees for Director includes recommendations by stockholders, non-management Directors and executive officers, a review and background check of specific candidates, an assessment of the candidate’s independence under the director independence standards described below, and interviews of Director candidates by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s evaluation of a nominee recommended by a stockholder would consider the general criteria and required information previously described in this section, and any other factors the Nominating and Corporate Governance Committee deems relevant.

Dr. Joaquin Delgado is a nominee for Director who has not been previously elected by the stockholders. At the direction of the Nominating and Corporate Governance Committee, an executive search firm was retained to help identify and facilitate the screening and interview process of candidates for Director. Dr. Delgado was identified by the search firm as a potential Director candidate. Dr. Delgado was subsequently interviewed by members of the Nominating and Corporate Governance Committee. Based on all of these factors, it was determined by the Nominating and Corporate Governance Committee that Dr. Delgado possesses the qualities, achievements, experience and capabilities necessary to serve as a Company Director. Mr. F. Quinn Stepan, Jr. is a current Director who was previously elected by the stockholders. The term for Mr. Stepan, Jr. expires in 2011. The nominations of Messrs. Delgado and Stepan, Jr. to stand for election for a three-year term at the 2011 Annual Meeting of Stockholders have each been reviewed and approved by the Nominating and Corporate Governance Committee and the Board of Directors.

Board Diversity

The Board of Directors does not have a formal policy with respect to diversity. However, in identifying Director nominees, the Nominating and Corporate Governance Committee and the Board of Directors consider a broad definition of diversity, including but not limited to, diversity of professional experience, education and skills. For example, the Nominating and Corporate Governance Committee and the Board of Directors have considered operational experience, international experience, technical experience, financial experience, and experience related to the Company’s current product lines and industries. If the Nominating and Corporate Governance Committee utilizes an outside search firm to identify Director nominees, it instructs the search firm to consider broadly-defined diversity in identifying potential nominees.

Director Independence

For purposes of determining director independence, the Company has adopted the following standards in compliance with the New York Stock Exchange director independence standards as currently in effect. No Director qualifies as “independent” unless the Board of Directors affirmatively determines that the Director has no material relationship with the Company or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any of its subsidiaries). In addition, a Director is not independent if:

•	The Director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•

The Director, or an immediate family member, has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(A) The Director is a current partner or employee of a firm that is the Company’s internal or external independent registered public accounting firm; (B) the Director has an immediate family member who is a current partner of such a firm; (C) the Director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•

The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Under the New York Stock Exchange rules and the Company’s Corporate Governance Guidelines, at least a majority of the Company’s Directors and each member of the Audit Committee, Compensation and Development Committee, and Nominating and Corporate Governance Committee must meet the independence standards set forth above. The Board of Directors has determined that each of Michael R. Boyce, Gary E. Hendrickson, Gregory E. Lawton and Edward J. Wehmer has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent under the standards set forth above. In addition, the Board of Directors has also determined that Joaquin Delgado, a nominee for Director, has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and would be deemed independent under the standards set forth above should he be elected by the stockholders as a Director of the Company at the 2011 Annual Meeting of Stockholders.

Mr. F. Quinn Stepan and Mr. F. Quinn Stepan, Jr. are not deemed independent under the rules of the New York Stock Exchange since Mr. F. Quinn Stepan has served as the Chairman of the Company since November 1984 and Mr. F. Quinn Stepan, Jr. has served as the President and Chief Executive Officer of the Company since January 2006.

Board Leadership Structure

The Company currently separates the Chief Executive Officer and Chairman positions. The positions have been separate since 2006. The Board of Directors believes that this structure is appropriate at the current time because it enables the Company to retain on the Board of Directors the experience and perspectives of a major shareholder and former Chief Executive Officer, as well as the skills and talents of the current Chief Executive Officer. The Board of Directors does not have a Lead Director.

Director Qualifications

All Directors and nominees for Director possess strong executive leadership experience based on their individual experience from their positions as executives of various corporations. Certain individual qualifications and skills of each Director and nominee for Director that were considered in nominating such individual to the Board of Directors are as follows:

•

Mr. F. Quinn Stepan: Mr. Stepan has served as Chairman of the Company since 1984. In his 50-year career with the Company, Mr. Stepan has held numerous positions, including Chief Executive Officer. Mr. Stepan’s experience as the former Chief Executive Officer provides the Board of Directors with extensive knowledge of the Company’s history and its operations and strategy.

•

Mr. F. Quinn Stepan, Jr.: Mr. Stepan, Jr. serves as the President and Chief Executive Officer of the Company, a position he has held since 2006. In his over 25-year career with the Company, Mr. Stepan, Jr. has served in a number of positions of increasing responsibility and in a variety of functions within the Company’s operations. Mr. Stepan, Jr. also serves as a director for another company. Mr. Stepan, Jr.’s day-to-day strategic leadership provides the Board of Directors with extensive knowledge of the Company’s operations.

•

Mr. Michael R. Boyce: Mr. Boyce is the Chairman and Chief Executive Officer of PQ Corporation, an industrial chemicals company, as well as the Chairman and Chief Executive Officer of Peak Investments, an operating and acquisition company. Mr. Boyce also serves as a director for other companies. Mr. Boyce also provides the Board of Directors with global executive leadership in the chemical industry as well as expertise in strategic business matters.

•

Dr. Joaquin Delgado: Dr. Delgado is the Executive Vice President, Electro and Communications Business of 3M Company, a global diversified technology company. Dr. Delgado is a current nominee for Director and will, if elected by the stockholders, provide the Board of Directors with expertise in innovation and current global business and operational experience.

•

Mr. Thomas F. Grojean: Mr. Grojean is the Chairman and Chief Executive Officer of Grojean Transportation, a nationwide truckload freight carrier. Mr. Grojean has extensive experience in the transportation industry and is also a Certified Public Accountant. Mr. Grojean has been a Director of the Company for more than 30 years, and provides the Board of Directors with operational expertise in a related industry and experience with the Company’s operations. Mr. Grojean will be retiring from the Board of Directors effective May 3, 2011.

•

Mr. Gary E. Hendrickson: Mr. Hendrickson is the President and Chief Operating Officer of The Valspar Corporation, a global paint and coatings manufacturer, where he is also a member of Valspar’s Board of Directors. At Valspar, Mr. Hendrickson has served in a variety of senior management roles, including as a regional executive in Asia Pacific. Mr. Hendrickson provides the Board of Directors with a global perspective and current operational experience.

•

Mr. Gregory E. Lawton: Mr. Lawton is the former President and Chief Executive Officer of JohnsonDiversey, a leading global provider of cleaning and hygiene solutions to the institutional and industrial marketplace. Mr. Lawton previously held various leadership roles at other companies and also serves as a director for other companies. Mr. Lawton provides the Board of Directors with global expertise and executive leadership from the consumer products industry, and extensive experience with employee development.

•

Mr. Edward J. Wehmer: Mr. Wehmer is President and Chief Executive Officer of Wintrust Financial Corporation, a financial services company. Mr. Wehmer is also a Certified Public Accountant. Mr. Wehmer provides the Board of Directors with expertise in strategic, financial, banking and accounting matters.

Risk Management

The Board of Directors takes an active role in overseeing the Company’s financial and non-financial risks. The Audit Committee, which is chaired by Mr. Wehmer, an Audit Committee financial expert, takes a lead role in overseeing Company risks. The Audit Committee receives reports from the Company’s Director of Internal Audit, the Chief Financial Officer, and the General Counsel, all of whom are responsible for various aspects of the Company’s risk management. The Director of Internal Audit reports directly to the Audit Committee. The Audit Committee meets with the Company’s external auditors, separately from management.

The Compensation and Development Committee, which is chaired by Mr. Lawton, takes the lead role in overseeing the management of risks as they relate to the Company’s compensation policies and practices. For 2010, the Compensation and Development Committee reviewed these compensation policies and practices and did not identify any risks that are reasonably likely to have a material adverse effect on the Company.

Executive Sessions

Executive Sessions of non-management Directors will be held at least two times per year. At least one of the Executive Sessions each year will be limited to the Company’s independent Directors. Executive Sessions are generally held by the independent Directors after every regular Board of Directors meeting and after most Board committee meetings. In 2010, three Executive Sessions were held by the independent Directors and chaired by Mr. Hendrickson. In addition, Executive Sessions were also held after most Board committee meetings during 2010 and were chaired by the respective chairman of the Board committee. The Executive Sessions after all regular Board of Directors meetings are scheduled and chaired by the Chairman of the Nominating and Corporate Governance Committee. Effective February 2011, Mr. Boyce serves as the Chairman of the Nominating and Corporate Governance Committee. Any non-management Director can request that an additional Executive Session be scheduled.

Communication with the Board

A stockholder may communicate with the Board of Directors by writing c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. Mail addressed to a specific Director or Committee will be delivered to that Director or Committee. The Secretary delivers all correspondence without first screening the correspondence.

Compensation Committee Interlocks and Insider Participation

None

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role of the Compensation and Development Committee

The Compensation and Development Committee of the Board of Directors (defined within this Compensation Discussion and Analysis section as the “Committee”) is responsible for overseeing the establishment and administration of the Company’s policies, programs and procedures for compensating the Company’s executive management, as further described below. The Committee is also responsible for providing advice to the Company regarding executive development and succession planning. The Committee acts pursuant to a charter, which is available on the Company’s website at http://www.stepan.com, under “Investors—Corporate Governance.”

The individuals who served as the Company’s Principal Executive Officer and Principal Financial Officer during fiscal year 2010, as well as the Company’s three other most highly compensated executive officers during fiscal year 2010 included in the Summary Compensation Table, are referred to in this proxy statement as the named executive officers (“NEOs”). The executive officers include the NEOs and the other executive officers of the Company.

Compensation Objectives

The overall objectives of the Company’s compensation programs are as follows:

•	motivate employees to achieve and maintain a high level of performance, and drive results that will help the Company achieve its goals;

•	align the interests of our employees with the interests of our stockholders;

•	provide for levels of compensation competitive with the marketplace; and

•	attract and retain employees of outstanding ability.

Compensation Philosophy

The basic premise of the Company’s executive compensation philosophy is to pay for performance. The Company’s intention is to foster a performance-driven culture with competitive total compensation as a key driver for all employees. Compensation levels commensurate with Company performance align the interests of its employees with the interest of its stockholders.

The Company’s guiding philosophy in executive compensation is that the compensation of executive officers should reflect the scope of their job responsibilities and level of individual and corporate performance achieved. Executive compensation should be competitive internally, as well as externally, to like or comparable positions based on job descriptions and responsibilities at similarly sized companies within general industry and/or the chemical industry, other appropriate related industry benchmarks or survey information. The Company’s compensation philosophy is reviewed annually by the Committee.

The effectiveness of the executive compensation program is primarily measured by Company performance, stock price appreciation, the ability of the Company to attract and retain executive officers, and comparison against other relevant, external benchmarks as needed.

The Committee generally does not consider the impact of previously awarded compensation in determining current executive total compensation. The Committee does, however, use both aggregate general industry survey data as well as a chemical industry peer group to benchmark executive compensation annually as described below under “Benchmarking Data.” Except for the limits regarding incentive compensation described below, the Committee does not use specific policies to allocate between cash and non-cash compensation or between short-term and long-term compensation.

Compensation Consultant

The Committee has not retained its own consultant to provide overall compensation advice. On an ongoing basis, the Committee and the Company utilize compensation survey data and software purchased from a compensation consultant, Towers Watson, when making base compensation decisions for Company executives. The Committee and the Company also receive long-term incentive survey data from Towers Watson annually as well as total compensation benchmark information.

Compensation Consultant Fees

The aggregate fees paid by the Company for all services provided by compensation consultants, including services provided by Towers Watson, did not exceed $120,000 for the year ended December 31, 2010.

Role of Executives in Establishing Compensation

The Committee determines the compensation of the Chairman and the Chief Executive Officer. The Chief Executive Officer and the Vice President—Human Resources make recommendations to the Committee regarding compensation for all other executive officers, including the NEOs. The Committee then reviews these recommendations and approves the final compensation for these individuals. All recommendations made to the Committee and all determinations made by the Committee are based upon the Company’s policies and guidelines and other relevant factors outlined in the “Benchmarking Data” and “Elements of Compensation” sections below.

Benchmarking Data

The Company determines compensation by considering two sources: industry surveys and compensation information from a select group of peer companies. The Company reviews survey data for total compensation, including base salary, short-term incentives and long-term incentives, annually or otherwise periodically, as appropriate.

The Company subscribes to compensation survey data supplied by Towers Watson for the purpose of comparing total compensation. For the executive officers, including the NEOs, the Company reviews compensation using the Towers Watson Survey Report on Top Management Compensation. The Towers Watson Survey Report on Top Management Compensation is comprised of data from more than 1,600 organizations representing a variety of industries, sizes of companies and geographic areas. The Company utilizes survey data for the position or positions that most closely matches the job description of each NEO or executive officer position, and for the companies that are most closely aligned with characteristics of the Company, including comparable industry, comparable size (revenue and employees) and other measures of comparison as appropriate and available.

The Company also uses a Chemical Industry Peer Group of 12 companies as an additional reference point for data regarding total compensation. The companies included in the Chemical Industry Peer Group were selected because of their chemical industry affiliation and similarity to the Company in size and/or business. The following companies comprise the Chemical Industry Peer Group used in reviewing and establishing 2010 total compensation: Albemarle Corporation; Arch Chemicals, Inc.; Ashland Inc.; Cabot Corporation; Cambrex Corporation; Chemtura Corporation; Cytec Industries Inc.; Ferro Corporation; Georgia Gulf Corporation; H.B. Fuller Company; The Lubrizol Corporation; and NewMarket Corporation.

Based on a review of this information, the Company targets total compensation for executive officers to be in the median range (plus or minus 10% of the 50th percentile) of the survey data. All NEOs’ and executive officers’ total compensation amounts were considered to be within appropriate and reasonable levels as compared to the survey data considering experience level, time in position, global job grades and any other relevant factors.

The Company has a long-term target total compensation mix of 40% base salary, 20% short-term incentives and 40% long-term incentives for executive officers’ compensation. Short-term incentives for executive officers are based on individual and Company performance. Long-term incentives for executive officers are based only on Company performance. This mix assumes above average Company performance and can vary considerably if performance is either below average or at a superior level. For 2010, the actual total compensation mix for all nine executive officers was 49.6% base salary, 22.3% short-term incentives, and 28.1% long-term incentives. For the NEOs, the mix was 47.6% base salary, 24.3% short-term incentives and 28.1% long-term incentives.

Elements of Compensation

For the fiscal year ended December 31, 2010, the principal elements of compensation for the executive officers, including the NEOs, were as follows:

Compensation Element / Purpose	Description

Base Salary To attract and retain individuals of outstanding abilities	Fixed component of pay based on specific position salary ranges determined by job responsibilities, competitive benchmark data and performance

Short-Term Incentives To drive year-over-year financial performance, attract and retain employees, and to align their interests directly with Company financial targets	Variable, annual, at risk component of pay that rewards achievement of pre-determined Company and individual goals

Long-Term Incentives To promote retention of executives, recognize outstanding job performance and encourage a focus on the Company’s long-term financial results	Variable, at risk, equity component of pay for eligible participants that rewards stockholder value creation over time

Retirement Benefits To promote retention and to attract outstanding employees	Fixed percentage (4%) of base salary under a Retirement Savings Plan for all U.S. employees. The NEOs, except the Chairman, are among a number of Company employees that received transition benefits for a limited period of time due to the freeze of the Defined Benefit Plan. These transition payments ended as of December 31, 2010.

Profit Sharing Plans To provide a tax deferred retirement savings vehicle directly connected to the Company’s financial results	Variable, annual, at-risk component directly determined by Corporate Net Income achieved

Other Benefits	NEOs are eligible for the benefit programs that are available to all other salaried employees which provide for basic life, health and security needs

Base Salary

The Company has established salary grades and ranges for all employees, including all of the NEOs. The grades range from 3 to 19, and within each grade, there are three tiers. Salary grades reflect the responsibility level of the position, i.e., positions requiring greater responsibility have a higher number salary grade. Salary tiers reflect the employee’s individual performance and experience. The salary range for each grade and tier is primarily based on survey data to the 50th percentile. This enables the Company to ensure pay equity among executives and all employees that is market competitive. A complete list of salary grades and tiers is published annually to all management employees.

The Committee, taking into consideration the performance of the Company, the Company’s compensation philosophy, the survey data, and the Company’s salary grades and tiers, reviews and determines the Chief Executive Officer’s salary and the Chairman’s salary on an annual basis. The Chief Executive Officer and the Vice President—Human Resources make recommendations to the Committee regarding compensation for all other executive officers. The Committee has the discretion to approve such recommendations or revise the recommended amounts, higher or lower, based upon each specific executive officer’s performance. The Chief Executive Officer’s salary range is determined based on the same factors and criteria as those of other NEOs, executive officers and all salaried employees.

See the narrative to the Summary Compensation Table below for additional information regarding base salaries for the NEOs in 2010.

Short-Term Incentive Compensation

The purpose of the Company’s short-term incentive compensation (annual bonus) is to promote improved year-over-year financial performance, to attract and retain executive, managerial and key employees of outstanding ability, and to align participants’ interests directly with Company financial targets. The total amount of short-term compensation is a percentage of the executive’s or employee’s actual base salary earned each calendar year. Because more senior managers have more ability to impact Company results, a greater percentage of their total compensation is at-risk in the form of the annual bonus.

The Chief Executive Officer and the Chairman have the highest levels of responsibility, and therefore, are eligible for the two highest bonus percentage ranges. The Vice President and General Manager—Surfactants and the Vice President and General Manager—Polymers, as leaders of the two largest business units, as well as the Vice President and Chief Financial Officer, responsible for all Company financial functions, are eligible for the next highest level of bonus percentage. Under the terms of the Stepan Company Management Incentive Plan (As Amended and Restated Effective January 1, 2010), (the “Management Incentive Plan”), the maximum percentage of an executive’s annual bonus is 150% of his or her annual base salary, up to a maximum dollar amount of $1,500,000. The following chart reflects the target bonus range, as a percentage of annual base salary, for each NEO for calendar year 2010:

NEO	Target Bonus Range
Chief Executive Officer (F. Quinn Stepan, Jr.)	0-100%
Chairman (F. Quinn Stepan)	0-75%
Vice President and Chief Financial Officer (James E. Hurlbutt)	0-60%
Vice President and General Manager—Surfactants (John V. Venegoni)	0-60%
Vice President and General Manager—Polymers (Robert J. Wood)	0-60%

Within the target bonus ranges shown above, each NEO’s annual bonus is directly determined by the Company’s overall financial performance and, for NEOs other than the Chief Executive Officer and the Chairman, the achievement of a set of individual performance goals, as described below. Payouts against each goal are based on the relative level of achievement of the goal, and are measured against four categories: Marginal, Competent, Commendable and Distinguished. The Marginal level represents the minimum threshold that must be exceeded in order to obtain any payout against that goal; in contrast, the Distinguished level represents the target threshold that must be met to obtain the maximum percentage payout for that goal. The Competent and Commendable levels, intended to be challenging but reasonably obtainable, are set at prorated amounts between the Marginal and Distinguished levels. Few, if any, managers or executives achieve the Distinguished level for all of their goals in any calendar year.

The extent, if any, to which an incentive award will be payable to a Covered Employee (executive, managerial and key employees of the Company, including subsidiaries, designated by the Committee prior to the grant of an award within the meaning of Section 162(m)(3) of the Internal Revenue Code of 1986, as amended) will be based solely upon the degree of achievement of pre-established Performance Goals over the specified calendar year, provided however, that the Committee may, in its sole discretion, reduce or eliminate the amount which would otherwise be payable with respect to a calendar year. In addition, bonus payments as a whole may be reduced, prorated, or eliminated entirely based on Company performance if corporate net income falls below certain pre-determined levels. Similarly, in years when Company performance is exceptional and above the Distinguished level, it is possible for NEOs to receive bonuses above target (see Stretch target description below), while in years when Company performance is below the Marginal level, no bonus will be paid based upon Company performance.

Beginning in 2010, all executive officers and other key Company executives have an additional Stretch target added above the Distinguished level, which rewards exceptional Company performance. For 2010, the Stretch target was based on Corporate Net Income and was set by the Committee at $83.0 million. Any additional reward earned is prorated between the Distinguished and Stretch levels for Corporate Net Income only. The upside potential for executive officers, including all NEOs, is 50% of any individual’s earned bonus payout. Other key executives also have either a 50% or 25% upside potential on the same Company objectives. If the Stretch target is achieved, the Chief Executive Officer is eligible for a maximum bonus of 150% of base salary, the Chairman is eligible for a maximum bonus of 112.5% of base salary, and the other NEOs are eligible for a maximum bonus of 90% of base salary. Stretch targets are set at the same time all Company target objectives are approved and are designed to be very difficult to achieve, i.e., only a 10%-15% probability of achievement. These types of Stretch targets are a common compensation practice, and the Company believes it is appropriate to use such Stretch targets to attract and retain key Company employees who have the greatest impact on the Company results each year. For 2010, the Company did not achieve the additional Stretch target and therefore no upside bonus amounts were paid.

•	Overall Financial Performance Targets

The Committee establishes the Company’s overall financial performance targets at the beginning of each calendar year. In 2010, the Committee established targets for three overall financial performance measures for all NEOs: Corporate Net Income, Corporate Return on Invested Capital (ROIC) and Corporate Free Cash Flow.

In 2010, the following levels were set for each of these targets:

Target	Marginal	Competent	Commendable	Distinguished
Net Income	$51.0 million	$59.0 million	$67.0 million	$75.0 million
ROIC	9.00%	11.00%	13.00%	15.00%
Free Cash Flow	($10.0 million)	$0	$10.0 million	$20.0 million

Each NEO’s annual bonus objectives include these Corporate financial performance targets. Given their respective levels of responsibility, the Chairman and the Chief Executive Officer both had their bonus based entirely on these Corporate financial performance targets, although each bonus amount was subject to a reduction if the Corporate Safety Targets were not achieved. The Vice President and Chief Financial Officer had 67% of his bonus tied to the same Corporate financial performance targets. The other NEOs had at least 40% of their bonus tied to these same targets.

The following table shows the Company’s performance against the Corporate Net Income, ROIC and Free Cash Flow Targets in 2010:

Target	2010 Results	2010 Distinguished (Maximum) Target	2010 Payout Against Distinguished (Maximum) Target
Net Income	$69.2 million(1)	$75.0 million	75.8%(1)
ROIC	14.62%(1)	15.00%	93.7%(1)
Free Cash Flow	($12.1 million)	$20.0 million	0%

(1)	Actual results and resulting payout adjusted to reflect results from ongoing operations, excluding deferred compensation expense, and an adjustment to an environmental reserve.

For 2010, the Corporate Net Income and ROIC performance targets were achieved between the Commendable and Distinguished levels, and the Free Cash Flow performance target was below the Marginal level and therefore not achieved. By mutual agreement between the Chief Executive Officer and the Committee prior to the start of the year, the 2010 bonuses would be reduced by up to 3.0% for the Chairman and the Chief Executive Officer if the Company did not achieve its Corporate Safety Targets. Although the Company significantly reduced the OSHA Recordable Incident Rate from 1.34 in 2009 to 1.05 in 2010, the Company did not achieve this goal. In addition, the Distinguished level for the Global Total Incident Rate was not achieved so an additional reduction was made to the 2010 bonuses for the Chairman and the Chief Executive Officer. As a result, the 2010 bonuses for the Chairman and the Chief Executive Officer were each reduced by 1.83%.

The 2011 bonus for both the Chairman and the Chief Executive Officer will be based on achievement of Corporate Net Income, ROIC and Free Cash Flow performance targets. The Chairman and the Chief Executive Officer will continue to have a portion of their respective bonus reduced if the Corporate Safety Targets are not achieved. At least 40% of the 2011 bonus for all other executive officers will be based on achievement of these same three financial performance targets. The remainder of the 2011 bonus for all other executive officers will be determined based on financial and performance targets appropriate for their respective areas of responsibility.

•	Individual Performance Targets

For executives other than the Chief Executive Officer and the Chairman, the Chief Executive Officer and the executive agree upon individual performance targets at the beginning of each calendar year. These individual performance targets may either be financial targets for a particular business segment or organization, or achievement of certain financial, safety, service or other goals specific to their function and responsibility. For 2010, the individual performance targets and the results for the other NEOs are as stated below:

James E. Hurlbutt

Vice President and Chief Financial Officer

2010 Individual Performance Targets and Weighting Percentage	2010 Individual Performance Results
Corporate Targets—Net Income, ROIC and Free Cash Flow (see “Overall Financial Performance Targets” section above)	Net Income and ROIC both achieved between Commendable and Distinguished levels, and Free Cash Flow achieved at below Marginal level

66.7% of Total	45.4% of Total Awarded
Corporate Safety Targets—OSHA Recordable Incident Rate of less than 1.0 and Global Total Incident Rate of less than 7.5

Although significant improvement was made from

prior year, the OSHA Recordable Incident Rate was

1.05, resulting in no award; Global Total Incident

Rate achieved between Commendable and

Distinguished levels

5.0% of Total	1.95% of Total Awarded
Cash savings generated by the finance group (Distinguished level was $2.0 million)	Generated cash savings of >$2.0 million (Distinguished level)

10.0% of Total	10.0% of Total Awarded
Execute processes to drive improvement in working capital objective	Improvements achieved between Marginal and Competent levels

10.0% of Total	2.67% of Total Awarded
Complete foreign subsidiary restructuring project	Project completed

8.3% of Total	8.3% of Total Awarded

John V. Venegoni

Vice President and General Manager—Surfactants

2010 Individual Performance Targets and Weighting Percentage	2010 Individual Performance Results
Corporate Targets—Net Income, ROIC and Free Cash Flow (see “Overall Financial Performance Targets” section above)	Net Income and ROIC both achieved between Commendable and Distinguished levels, and Free Cash Flow achieved at below Marginal level

40% of Total	27.2% of Total Awarded
Corporate Safety Target—OSHA Recordable Incident Rate of less than 1.0 and Global Total Incident Rate of less than 7.5

Although significant improvement was made from

prior year, the OSHA Recordable Incident Rate was 1.05, resulting in no award; Global Total Incident Rate achieved between Commendable and Distinguished levels

5% of Total	1.95% of Total Awarded
Global Surfactant Financial Performance Targets— Operating Income (Distinguished level was $106.0 million) and ROIC (Distinguished level was 15.0%)	Operating Income and ROIC both achieved between Competent and Commendable levels

45% of total	29.3% of Total Awarded
Surfactant Growth for Two Regional Surfactant Operating Incomes and One Surfactant Product Line (Distinguished levels were $10.0 million)	Results achieved above Distinguished levels

10% of Total	10.0% of Total Awarded

Robert J. Wood

Vice President and General Manager—Polymers

2010 Individual Performance Targets and Weighting Percentage	2010 Individual Performance Results
Corporate Targets—Net Income, ROIC and Free Cash Flow (see “Overall Financial Performance Targets” section above)	Net Income and ROIC both achieved between Commendable and Distinguished levels, and Free Cash Flow achieved at below Marginal level

40% of Total	27.2% of Total Awarded
Corporate Safety Target—OSHA Recordable Incident Rate of less than 1.0 and Global Total Incident Rate of less than 7.5	Although significant improvement was made from prior year, the OSHA Recordable Incident Rate was 1.05, resulting in no award; Global Total Incident Rate achieved between Commendable and Distinguished levels

5% of Total	1.95% of Total Awarded
Global Polymer Financial Performance Targets—Operating Income (Distinguished level was $39.0 million) and ROIC (Distinguished level was 19.0%)	Operating Income and ROIC both achieved between Commendable and Distinguished levels

45% of Total	41.3% of Total Awarded
Polymer Growth for Two Regional Polymer Operating Incomes and Two Polymer Product Lines (Distinguished levels were $2.0 million)	Results achieved below Marginal levels

10% of Total	0% of Total Awarded

Long-Term Incentive Compensation

Pursuant to the Stepan Company 2006 Incentive Compensation Plan which was previously approved by stockholders at the 2006 Annual Meeting of Stockholders (the “2006 Incentive Plan”), executive officers receive stock option grants and performance shares of stock on an annual basis in order to (i) promote retention of executives, (ii) recognize outstanding job performance, and (iii) encourage a focus on the Company’s long-term financial results, which in turn enhance the likelihood of increases in the value of the Company’s Common Stock. The Committee is responsible for approving all stock option grants and stock awards. Eligibility for long-term incentives is based on two factors: (1) job performance, and (2) the potential of each executive or executive officer to impact the Company’s financial results.

The value of long-term incentives granted to each executive is primarily based on survey data supplied by Towers Watson. Currently, long-term incentives are weighted at approximately 40% of the total grant amount as stock options and 60% as performance shares. These ratios have been benchmarked as comparable to market practice. The long-term incentive components for the Chief Executive Officer are weighted at approximately 60% of the total grant amount as stock options and 40% as performance shares. The Committee approved this ratio for the Chief Executive Officer due to the fact that the Chief Executive Officer has the highest level of responsibility for the Company’s direction and performance, and also because such ratio is more closely aligned with stockholder value.

An annual grant of stock options and performance shares is made each year on the day of the Committee meeting held in February, at which time the Committee determines which performance levels for the previous year were met. In addition, stock option grants and performance shares may be awarded to executive officers at other times based on factors that the Committee determines to be relevant, including upon hire, upon promotion or for extraordinary job performance.

•	Stock Option Grants

Stock option grants are made annually at the fair market value of the Common Stock on the date of grant with a two-year vesting period and an eight-year term. The option price is set at the date of grant. Backdating of stock options is prohibited under any circumstances. The Company does not have any program or current practice, nor does it plan to have any future program or practice, to time option or other share grants with the release of material non-public information. The Company has not timed, nor does it plan to time, the release of material non-public information for the purpose of increasing the value of executive compensation.

•	Stock Grants (Performance Shares)

Participants are granted a target number of performance shares that can be earned based on the achievement of Corporate Net Income and ROIC targets in the third year of a three-year period. The number of shares actually earned varies depending on the level of performance achieved. The Company uses a matrix to determine the award. The matrix is included below:

The Threshold level for both Corporate Net Income and ROIC must be met before any payout occurs. Proration will occur between boxes and Threshold, Target and Maximum levels achieved, as necessary, depending on actual results.

Under the matrix, participants receive a stock distribution of 100% of the performance shares granted if the Target level is met, 50% if the Threshold level is met, and up to 200% if the Maximum level is met. Other intermediate levels are also provided for and shown in each box in the matrix. In addition, amounts may be prorated between matrix boxes depending on actual results. Threshold objectives should have an 80% probability of achievement, Target objectives should have a 50% to 60% probability of achievement, and the Maximum objectives should have a 10% to 15% probability of achievement. If the minimum Threshold objectives are not met, no performance shares will be distributed to participants.

Performance shares granted in 2008 were earned based upon 2010 Company performance for Corporate Net Income and ROIC. Company results in both Corporate Net Income and ROIC exceeded the maximum so participants received 200% of the number of shares granted. The 2010 Target objectives are shown in the table below:

*	Target objectives approved by the Committee on February 12, 2008

During 2010, the Committee approved the grants of stock options and stock awards for NEOs shown in the Grants of Plan-Based Awards Table included in this proxy statement pursuant to the 2006 Incentive Plan. The Company previously implemented the Stepan Company Performance Award Deferred Compensation Plan (Effective January 1, 2008) which provides participants with the opportunity to defer receipt of all or a portion of certain incentive compensation.

Additionally, the Board of Directors is recommending that the stockholders approve the Stepan Company 2011 Incentive Compensation Plan (the “2011 Incentive Plan”). The 2011 Incentive Plan would be effective when approved by the stockholders at the 2011 Annual Meeting of Stockholders. A copy of the 2011 Incentive Plan is included as Appendix A and a summary is included in this proxy statement in the section “Approval of Stepan Company 2011 Incentive Compensation Plan.” The Board of Directors believes that the 2011 Incentive Plan will allow the Company to provide a long-term incentive plan which is market competitive to attract and retain executive and other key high performing employees who will drive long-term growth of the Company, as well as provide further alignment of the interests of those participants with the Company’s stockholders.

Retirement Plans

•	Retirement Plan for Salaried Employees

Effective June 30, 2006, the Company froze the Retirement Plan for Salaried Employees (the “Defined Benefit Plan” or the “Retirement Plan for Salaried Employees”) and ended the benefit accrual for all participants. Eligible participants were all employees not covered by a collective bargaining agreement who were employees prior to July 1, 2006. The Defined Benefit Plan was replaced by the Retirement Savings Plan, which provides for Company contributions into the employee’s retirement savings plan account (see discussion below in

“Retirement Savings Plan” section). The primary purpose of both the Defined Benefit Plan and the Retirement Savings Plan is to retain valuable employees.

The pension benefits included in the Pension Benefits Table are the present value of the benefits expected to be paid under the Defined Benefit Plan in the future. The amount of each future payment is based on the current accrued pension benefit. The actuarial assumptions, with the exception of the expected retirement age, are consistent with those used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in the Defined Benefit Plan and the Retirement Savings Plan.

The pension benefit information set forth in this proxy statement has been calculated based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable which would result in different pension benefit estimates. The amounts shown are based on the provisions applicable in each pension benefit plan in which the NEOs participate.

Additional information regarding these benefits and other elements of the pension benefits are discussed below in the “Retirement Savings Plan” section.

•	Retirement Savings Plan

In each payroll period, the Company makes a contribution to the retirement savings plan account of each eligible employee, including the executive officers and the NEOs. The amount of the Company contribution is currently four percent of the participant’s base salary for the portion of the payroll period during which the participant was an eligible employee. This percentage is the same for all employees, including the executive officers and the NEOs.

In addition, for certain employees, based on a non-discriminatory formula developed with and calculated by an outside actuarial firm, Towers Watson, the Company made an additional contribution in the form of a defined benefit replacement allocation contribution (“DBRA Contribution”), which was designed to bridge the transition from the Defined Benefit Plan to the Retirement Savings Plan. The DBRA Contribution for eligible participants began for the calendar quarter ended September 30, 2006, and continued on a quarterly basis until December 31, 2010. In the event an eligible participant left the Company before receiving the full amount of his or her DBRA Contribution, the eligible participant forfeited the right to any unpaid contribution. Other provisions were as set forth in the Retirement Savings Plan. During 2010, all of the NEOs received a contribution of four percent of their base salary into their Retirement Savings Plan account. All of the NEOs, except the Chairman, received DBRA Contributions in 2010 in the amounts set forth in the Summary Compensation Table.

•	Supplemental Executive Retirement Plan

NEOs participate in the same basic retirement plans as all other employees, with the exception of four of the NEOs (Messrs. Stepan, Stepan, Jr., Venegoni and Wood) who are also currently eligible for benefits under the Supplemental Executive Retirement Plan (“SERP”). The U.S. Internal Revenue Service (“IRS”) limits benefits that otherwise would be available through the Retirement Plan for Salaried Employees. The SERP was created to provide supplemental retirement benefits to any executive affected by these IRS limits. The benefits are calculated according to the same retirement plan formula that applies to all eligible employees. The SERP is commonly offered to attract, retain and motivate the NEOs and is necessary to be competitive in the marketplace. There are no early retirement arrangements specific to the NEOs and the Company believes that all elements of the SERP are customary for this type of retirement plan. The Retirement Plan for Salaried Employees SERP was frozen as of June 30, 2006. The funding status of this SERP is reviewed periodically. Currently, the Company has elected not to fund this SERP.

Profit Sharing Plans

The Profit Sharing Plan is designed to (i) provide eligible employees with an element of their retirement savings that is directly connected to the Company’s financial results, (ii) provide a tax deferred retirement savings vehicle while giving all participants the incentive to optimize the Company’s financial results, and (iii) allow employees to enjoy the benefits of the Company’s success.

The Company may make two types of contributions, basic and supplemental, under the Profit Sharing Plan, as described below:

•

Basic Company Contribution: Each year the Company determines, based on the Company’s financial results, if it will recommend to the Committee that the Company make a Basic Company Contribution to the accounts of eligible participants in the Profit Sharing Plan. The Committee reviews the Company’s recommendation and, if approved, will present the recommendation to the Board of Directors for approval. The minimum Basic Company Contribution is the lesser of five percent of the earnings of all eligible participants or five percent of the Company’s “Remaining Net Profits” for that plan year. Remaining Net Profits are determined based on a formula that considers, among other factors, the Company’s net profits, interest on long-term debt and the net worth of the Company. The Committee typically recommends a Basic Company Contribution above the minimum that is based on four and one-half percent of pre-tax income.

•

Supplemental Executive Company Contribution: In addition to the “Basic Company Contribution”, the Board of Directors has the authority to approve supplemental benefits pursuant to the Profit Sharing Plan for certain executives (“SERP Profit Sharing Plan”). SERP benefits are provided to executives as a common executive benefit which allows the Company to be competitive for executive compensation and benefits. Eligible executives who receive a SERP benefit are receiving what other employees already receive, except that the SERP benefits are considered to be non-qualified supplemental retirement plans because of Internal Revenue Code (“Code”) compensation limits. The funding status of the SERP Profit Sharing Plan is reviewed periodically. Currently, the Company does not fund the SERP Profit Sharing Plan. All five NEOs received a 2010 SERP Profit Sharing Plan contribution which is included in the Summary Compensation Table. Additionally, due to Code compensation limits, all of the NEOs are eligible to receive supplemental Company contributions to the SERP Profit Sharing Plan based on the Company’s four percent contribution to the NEO’s retirement savings plan account. All of the NEOs, except the Chairman, received supplemental DBRA Contributions to the SERP Profit Sharing Plan in 2010. All such SERP Profit Sharing Plan contributions to the NEOs in 2010 are included in the Summary Compensation Table.

Employee Stock Ownership Plans

The first Stepan Company Employee Stock Ownership Plan (“ESOP”) was originally established in 1985. ESOP was designed to: (i) expand stock ownership among employees, (ii) encourage greater employee interest in the Company’s financial results, (iii) benefit employees financially by enabling them to acquire shares of the Company’s Common Stock without making contributions, and (iv) provide eligible employees with the opportunity to share in the growth of the Company. ESOP was frozen and closed to new participants as of January 1, 1996.

Effective January 1, 2006, the Company established the new Stepan Company Employee Stock Ownership Plan II (“ESOP II”) to achieve the goals of ESOP as listed above. ESOP II is a separate and distinct plan from ESOP. Only employees who are employed by the Company on or after January 1, 2006, and who are participants in the Profit Sharing Plan, are eligible to receive contributions into ESOP II. Contributions to ESOP II are a percentage of the Company’s Profit Sharing Plan contribution (percentage determined by the Committee), which are reallocated to ESOP II in shares of Stepan stock. For example, the Committee may approve a Profit Sharing Plan contribution based upon the contribution formula noted in the “Profit Sharing Plan” section above, and then determine that 50% of the total contribution will remain in the Profit Sharing Plan and 50% will be reallocated to ESOP II. The ESOP II allocation is made to broaden Stepan stock ownership among employees for further alignment with the interests of Company stockholders.

Perquisites

The Company provides NEOs with limited perquisites that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program since they better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to the NEOs and other executives. For 2010, these perquisites represented a small percentage of the NEOs’ base compensation, ranging from 2.3% to 6.9%, with a median of 2.6%. The dollar values attributable to each NEO were also minimal, ranging from $6,654 to $34,640, with a median of $8,462.

All executives at the Vice President level and higher, including the NEOs, are provided the use of Company-leased vehicles, including fuel, maintenance and insurance. The allowance for the initial vehicle cost is set by salary grade. The compensation attributable to the personal use of a Company-leased vehicle is included in the Summary Compensation Table under All Other Compensation. The personal use value is computed using the annual lease valuation rule. Under this method, the purchase price of the car is used to compute an annual lease value based on IRS tables.

The Company maintains two Company-owned properties and a Company-owned vehicle which are not used solely for business purposes. Executives, including the NEOs, are allowed to use these properties or vehicle for personal use if and when they are not needed for business purposes. The value of the use of these properties is based on the incremental cost to the Company, and the value of the vehicle is based on mileage use calculated at IRS standard mileage rates. When these properties or vehicle are used by the NEOs for personal reasons, such values are included in the Summary Compensation Table under All Other Compensation.

The Company purchases tickets for a variety of entertainment events. These tickets are used primarily for business purposes. However, at various times, these tickets are used by executives for personal use. The value of any tickets used by an NEO for personal use is included in the Summary Compensation Table under All Other Compensation. In addition, both the Chief Executive Officer and the Chairman are members of country clubs which are not exclusively used for business entertainment. As such, the actual cost paid for club membership dues is included in the Summary Compensation Table under All Other Compensation.

No Severance/Change-in-Control Provisions

None of the NEOs or other executive officers has any arrangements that provide for severance payments. Additionally, none of the NEOs or other executive officers is entitled to payment of any benefits upon a change-in-control.

Stock Ownership Policy and Stock Retention Guidelines

The Company maintains a stock ownership policy with stock ownership guidelines for key executives. The Company instituted a stock ownership policy because it believes that ownership of Company stock by key executives is desirable in order to focus both short-term and long-term decision-making on the best interests of the Company and its stockholders. Key executives’ ownership of Company stock aligns those executives’ interests with the Company’s financial performance, including the performance of the Company’s Common Stock.

The stock ownership guidelines apply to all NEOs and other key Company executives who participate in the Management Incentive Plan. The Chairman and the Chief Executive Officer must each maintain ongoing ownership of Common Stock in an amount equivalent in value to at least five times their respective annual base salary. Other executive officers must own a minimum of two times their annual base salary. Stock ownership requirements for the Chairman and the Chief Executive Officer are higher based on their higher levels of responsibility.

All such executives, including the NEOs, have five years from their initial stock option grant, to achieve compliance with these stock ownership requirements. Executives must meet their respective stock ownership requirement by making approximately 20 percent progress each year for five years. An NEO who is nearing the Company’s normal retirement age of 65 may, commencing at age 61, reduce his or her holdings by 20 percent to a minimum of one times his or her annual base salary by the calendar year he or she attains the age of 65.

The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit of children, (iii) shares owned in any Company Employee Stock Ownership Plan, (iv) shares owned in the Company Employee Stock Purchase Plan, and (v) shares held in any Company deferred compensation plan. Stock option grants and performance shares do not count towards the stock ownership requirement unless actually exercised or earned, respectively. No other shares other than those stated above count towards the stock ownership requirements.

The stock ownership policy is reviewed by the Committee, as needed, on a periodic basis. The Company periodically surveys against general industry benchmarks of stock ownership.

The Committee reviews annually whether executives, including the NEOs, are in compliance with the stock ownership policy. The Committee determined that all nine executive officers, including the NEOs, were in compliance with the Company’s stock ownership requirements as of February 2011. If an executive fails to comply with stock ownership policy and annual progress requirements, the executive is not eligible to receive stock option grants, performance shares or any other awards under the 2006 Incentive Plan until compliance with these requirements is achieved.

The Company does not have a stock retention policy. The Company believes that its stock ownership policy is sufficient to meet the Company’s needs in ensuring that key executives’ decisions will be based on both short-term and long-term results of the Company which will benefit both the Company and its stockholders.

Post-Termination Benefits

As a general rule, the Company provides no post-termination compensation to executives other than relatively nominal retirement gifts upon their retirement from the Company. There are no written or verbal change-in-control or severance agreements with any executives at the Company. In addition, there are no special considerations for Company executives in connection with terminations due to death, disability, for cause or voluntary choice, including retirement. The amount of any NEO post-termination compensation received, if any, is included in the Summary Compensation Table. In 2010, no NEOs retired and no post-termination compensation was paid to any NEO.

Impact of Tax and Accounting Requirements on Compensation

The Company regularly monitors compensation and benefits-related accounting rules, securities rules, tax rules and all other federal and state regulations on an ongoing basis through internal sources and external sources such as consultants, advisors and outside legal counsel. The Company routinely considers such rules and regulations and their impact on plan design alternatives and Company performance.

Deductibility of Executive Compensation

In developing and implementing executive compensation policies and programs, the Committee considers whether particular payments and awards are deductible for federal income tax purposes. Federal income tax law limits deductible compensation at $1 million per year for each of the NEOs, subject to certain exceptions. The Company’s general objective is to meet the requirements of Code Section 162(m) in order to have the ability to deduct certain additional performance based compensation. The Company’s compensation plans are generally designed to achieve this objective. However, this objective is also balanced with the goal of providing competitive incentives to attract, appropriately reward, and retain performing executives and other employees. While it is the general intention of the Committee to meet the requirements for deductibility of performance based compensation under Code Section 162(m), the Committee may approve payment of non-deductible compensation from time to time if circumstances warrant such action. The Committee will review and monitor its policy with respect to the deductibility of compensation, as necessary.

Nonqualified Deferred Compensation

The American Jobs Creation Act of 2004 changed the tax rules applicable to nonqualified deferred compensation arrangements. Several of the Company’s plans have provisions which require compliance with Code Section 409A and related regulations. All of the Company’s applicable plans comply with Code Section 409A.

Summary of Executive Compensation in 2010

In 2010, the Company and the Committee applied the compensation policies and principles described in this Compensation Discussion and Analysis in determining NEO compensation. Specifically:

•	Base pay was surveyed and determined to be consistent with similar positions within general industry.

•	Incentive pay was directly connected to Company and individual performance, and reflected record Company financial performance.

•	All NEOs were in compliance with stock ownership requirements.

•

In most cases, the types of compensation and benefits provided to NEOs by the Company are the same as those provided to the Company’s other executives. The limited amount of benefits and perquisites offered to the NEOs is common to many companies and was reasonable in both nature and amount. The Company believes it needed to offer the level of 2010 executive compensation, benefits and perquisites as part of its total reward components to attract and retain talented executives in a competitive staffing environment. After considering all components of the total compensation paid to the NEOs in 2010, the Committee has determined that 2010 NEO compensation was competitive and reasonable.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

In 2010, the Company’s Compensation and Development Committee was comprised of the following Non-Employee Directors: Messrs. Boyce (elected April 20, 2010), Grojean, Hendrickson, Lawton, Potter (retired April 20, 2010) and Wehmer. Each of these Directors satisfies the New York Stock Exchange’s rules for independence. During 2010, Mr. Lawton served as Chairman of the Committee.

The Compensation and Development Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Michael R. Boyce

Thomas F. Grojean

Gary E. Hendrickson

Gregory E. Lawton

Edward J. Wehmer

COMPENSATION AND DEVELOPMENT COMMITTEE

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended on December 31, 2008, December 31, 2009 and December 31, 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
F. Quinn Stepan, Jr. President and Chief Executive Officer	2010	$683,333	$—	$299,988	$450,001	$450,795	$138,149	$191,043	$2,213,309
	2009	$600,000	$150,000	$306,436	$356,480	$432,000	$109,140	$173,452	$2,127,508
	2008	$591,667	$200,000	$193,020	$238,500	$355,000	$42,061	$138,319	$1,758,567

James E. Hurlbutt Vice President and Chief Financial Officer	2010	$291,667	$—	$75,227	$50,160	$119,263	$75,480	$76,551	$688,348
	2009	$270,833	$23,698	$55,380	$66,840	$94,792	$63,984	$73,219	$648,746
	2008	$245,667	$—	$80,425	$39,750	$79,596	$34,169	$47,564	$527,171

F. Quinn Stepan Chairman	2010	$500,000	$—	$—	$—	$245,100	$92,197	$73,207	$910,504
	2009	$500,000	$125,000	$—	$—	$360,000	$14,978	$81,711	$1,081,689
	2008	$500,000	$100,000	$—	$—	$300,000	$24,682	$49,623	$974,305

John V. Venegoni Vice President and General Manager—Surfactants	2010	$371,667	$—	$128,998	$85,996	$152,434	$95,967	$50,461	$885,523
	2009	$347,167	$—	$92,300	$111,400	$287,123	$76,810	$72,596	$987,396
	2008	$305,167	$—	$112,595	$55,650	$258,168	$31,865	$43,046	$806,491

Robert J. Wood Vice President and General Manager—Polymers	2010	$292,500	$—	$102,010	$68,012	$123,900	$87,872	$46,298	$720,592
	2009	$277,367	$—	$77,532	$89,120	$246,727	$71,277	$54,411	$816,434
	2008	$262,200	$—	$112,595	$55,650	$73,940	$31,096	$32,348	$567,829

(1)	Reflects a discretionary cash bonus awarded by the Committee for fiscal 2009 (awarded and paid in February 2010) and fiscal 2008 (awarded and paid in February 2009).
(2)	Amounts listed are performance-based compensation and reflect the most probable outcome award value at the date of the grant in accordance with FASB ASC Topic 718. Amounts for 2008 have been recomputed under the same methodology in accordance with SEC rules. The maximum award value, if paid, would be:

Name	2010	2009	2008
F. Quinn Stepan, Jr.	$599,976	$612,872	$386,040
James E. Hurlbutt	$150,454	$110,760	$160,850
John V. Venegoni	$257,996	$184,600	$225,190
Robert J. Wood	$204,020	$155,064	$225,190

(3)	Non-Equity Incentive Plan Compensation represents bonus amounts earned during 2008, 2009 and 2010 pursuant to the Management Incentive Plan, which were paid in February 2009, 2010 and 2011, respectively.
(4)	Amounts reflect the actuarial increase in the present value of the NEO’s benefits under the Company’s pension plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The increase in pension values for all of the NEOs was due to the change in discount rate, change in assumed post retirement mortality rates and the time value of money for those NEOs one year closer to retirement age (63) and where applicable, the value of benefits paid during fiscal 2010.
(5)	Amounts for 2010 include 2010 Company contributions to each NEO’s defined contribution accounts as follows: Mr. Stepan, Jr.: $170,787; Mr. Hurlbutt: $69,887; Mr. Stepan: $38,567; Mr. Venegoni: $41,998 and Mr. Wood: $38,765. Also includes amounts for personal use of Company-leased vehicles, Company-owned properties, as well as spousal travel, entertainment events, and club membership dues.

In 2010, the base salary for the Chief Executive Officer, Mr. Stepan, Jr., was increased by 16.7% (6.0% for merit and 10.7% for benchmarked market adjustment), which is consistent with Company guidelines. The base salaries for the other executive officers of the Company are reviewed annually and adjusted as appropriate by the Compensation and Development Committee as discussed above in the Compensation Discussion and Analysis. In 2010, the merit increases for the other executive officers were consistent with Company guidelines. Specifically, for the NEOs, the Committee approved the following increases in annual base salary in 2010: Mr. Hurlbutt: 7.3% (5.0% for merit and 2.3% for benchmarked market adjustment); Mr. Stepan: 0%; Mr. Venegoni: 5.6%; and Mr. Wood: 5.4%. The 2010 base salary increases were effective March 1, 2010.

The amounts included for 2010 Stock Awards reflect the aggregate grant date fair value for Stock Awards granted during the fiscal year ended December 31, 2010, under the 2006 Incentive Plan calculated in accordance with FASB ASC Topic 718. In addition, amounts included for 2010 Option Awards reflect the aggregate grant date fair value for Option Awards granted during the fiscal year ended December 31, 2010, under the 2006 Incentive Plan calculated in accordance with FASB ASC Topic 718.

In 2011, the base salary for the Chief Executive Officer, Mr. Stepan, Jr., was increased by 2.86% which is consistent with Company guidelines. The 2011 merit increases for the other executive officers are also consistent with Company guidelines. Specifically, for the NEOs, the Committee approved the following increases in annual base salary in 2011: Mr. Hurlbutt: 2.88%; Mr. Stepan: 0%; Mr. Venegoni: 2.93%; and Mr. Wood: 2.88%. The 2011 base salary increases were effective March 1, 2011.

The Chairman, Mr. Stepan, has received no base salary increase and no stock options or stock awards since Mr. Stepan, Jr.’s election as the Company’s Chief Executive Officer effective January 1, 2006.

The Company has not entered into any employment agreements with any of the NEOs. Additional information related to each component of compensation for the NEOs is provided above in the Compensation Discussion and Analysis.

GRANTS OF PLAN-BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)(3)	Closing Price on Grant Date ($ /Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Type of Award(1)	Grant Date	Threshold ($)	Target ($)(2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
F. Quinn Stepan, Jr.	MIP	—	$0	$683,333	$854,167
	SA	2/9/2010				2,929	5,858	11,716					$282,589
	NQS	2/9/2010							0	27,174	$51.21	$50.17	$477,175

James E. Hurlbutt	MIP	—	$0	$175,000	$364,583
	SA	2/9/2010				735	1,469	2,938					$70,864
	NQS	2/9/2010							0	3,029	$51.21	$50.17	$53,189

F. Quinn Stepan	MIP	—	$0	$375,000	$625,000
	SA	2/9/2010				0	0	0					$0
	NQS	2/9/2010							0	0	$—	$—	$0

John V. Venegoni	MIP	—	$0	$223,000	$464,583
	SA	2/9/2010				1,260	2,519	5,038					$121,516
	NQS	2/9/2010							0	5,193	$51.21	$50.17	$91,189

Robert J. Wood	MIP	—	$0	$175,500	$365,625
	SA	2/9/2010				996	1,992	3,984					$96,094
	NQS	2/9/2010							0	4,107	$51.21	$50.17	$72,118

(1)	Type of Award: MIP—Management Incentive Plan Bonus; SA—Stock Award; NQS—Non-Qualified Stock Option.
(2)	Reflects estimated Target payouts under the Company’s Management Incentive Plan. These estimated amounts are based on the NEO’s current salary and position. Actual amounts paid are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(3)	Reflects the option price, which is the average of the opening price and closing price on the date of the grant.
(4)	Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718 for Stock Awards and Non-Qualified Stock Options granted during the fiscal year ended December 31, 2010. The grant date fair values of Stock Awards are calculated using the most probable outcome award payout level.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
F. Quinn Stepan, Jr.	24,000			$23.68	2/10/2012			28,316	$1,212,848
	48,716			$24.94	2/9/2014
	20,000			$26.25	2/13/2016
	30,000			$31.70	2/12/2015
	30,000			$32.17	2/11/2016
		32,000		$36.92	2/9/2017
		27,174		$51.21	2/8/2018

James E. Hurlbutt	3,500			$31.70	2/12/2015			5,938	$261,215
	5,000			$32.17	2/11/2016
		6,000		$36.92	2/9/2017
		3,029		$51.21	2/8/2018

F. Quinn Stepan	63,011			$23.68	2/10/2012			—	$—
	60,053			$24.94	2/9/2014

John V. Venegoni		10,000		$36.92	2/9/2017			10,038	$442,596
		5,193		$51.21	2/8/2018

Robert J. Wood	4,223			$23.68	2/10/2012			8,184	$359,085
	3,809			$26.25	2/13/2016
	5,400			$31.70	2/12/2015
	7,000			$32.17	2/11/2016
		8,000		$36.92	2/9/2017
		4,107		$51.21	2/8/2018

(1)	All options in this column that expire on February 9, 2017 became exercisable on February 10, 2011 and all options in this column that expire on February 8, 2018 become exercisable on February 9, 2012.
(2)	Reflects Stock Awards granted in February 2009 and February 2010 that have not yet been earned. Vesting for such Stock Awards is based upon the Company achieving certain financial targets during the performance period ended December 31, 2011 and December 31, 2012, respectively. See Compensation Discussion and Analysis for additional information on vesting conditions for Stock Awards.
(3)	Reflects market value of Stock Awards granted in February 2009 and February 2010 that have not yet been earned.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
F. Quinn Stepan, Jr.	24,000	$1,272,600	12,000	$851,520
James E. Hurlbutt	—	$0	5,000	$354,800
F. Quinn Stepan	12,139	$530,391	—	$0
John V. Venegoni	21,000	$810,124	7,000	$496,720
Robert J. Wood	17,301	$774,141	7,000	$496,720

(1)	The Stock Awards vested upon the Company achieving certain financial targets during the performance period ended December 31, 2010.
(2)	Based on the market value of the Company’s Common Stock of $70.96 per share on February 14, 2011, the date of vesting.

PENSION BENEFITS

The pension values included in the table below are the present value of the benefits expected to be paid in the future. The amount of each future payment is based on the current accrued pension benefit. The Retirement Plans include both the Retirement Plan for Salaried Employees and the SERP, and the values of the benefits issued under these plans is determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in each plan. Mr. Hurlbutt is the only NEO who is eligible for early retirement under the pension plans. Due to Minimum Required Distribution regulations, Mr. Stepan began receiving benefits from the Retirement Plan for Salaried Employees during 2008. Further information regarding the Company’s Retirement Plans is provided above in the Compensation Discussion and Analysis.

For the Retirement Plan for Salaried Employees and the SERP components included in Present Values of Accumulated Benefit, the normal retirement benefit is based on the following formula:

•	50% of final average earnings less 50% of the participant’s primary Social Security benefit times service up to 30 years divided by 30.

•	Normal Retirement: age 65.

•

Early Retirement: retirement before age 65 and on or after both attaining age 55 and completing 5 years of vesting service. The normal retirement benefit is reduced by 4/12 of 1% per month for each month between the date on which the payments begin and the date of the participant’s 63rd birthday.

•	Service: credited from date of hire to June 30, 2006, with a maximum of 30 years.

•

Final Average Earnings: highest consecutive five years of base compensation during last ten years of service through June 30, 2006. This amount is limited for the Retirement Plan for Salaried Employees to the amount allowed by Code regulations.

The specific assumptions used in estimating Present Values of Accumulated Benefit include:

•

Assumed Retirement Age: pension benefits are assumed to begin at each participant’s earliest unreduced retirement age, but not before the participant’s current age. The earliest unreduced retirement age is 63 for both plans.

•	Discount Rate: the applicable discount rates as of December 31, 2008, December 31, 2009, and December 31, 2010, are 6.5%, 6.0% and 5.4%, respectively.

•

Mortality Table: the mortality table used as of December 31, 2008, is the IRS Prescribed Mortality Table for 2009. The mortality table used as of December 31, 2009, is the IRS Prescribed Mortality Table for 2010. The mortality table used as of December 31, 2010, is the IRS Prescribed Mortality Table for 2011. The table used for 2010 has lower mortality rates relative to the table for 2009.

The information shown in the table below has been developed based on actuarial assumptions that the Company believes to be reasonable. Other actuarial assumptions could also be considered to be reasonable and would result in different values.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($) (1)
F. Quinn Stepan, Jr.	Retirement Plan for Salaried Employees	20.7	$389,902	$—
	Supplemental Executive Retirement Plan	20.7	$437,028	$—

James E. Hurlbutt	Retirement Plan for Salaried Employees	24.2	$572,232	$—
	Supplemental Executive Retirement Plan	N/A	N/A	N/A

F. Quinn Stepan	Retirement Plan for Salaried Employees	30.0	$822,245	$72,661
	Supplemental Executive Retirement Plan	30.0	$1,523,784	$—

John V. Venegoni	Retirement Plan for Salaried Employees	23.9	$491,354	$—
	Supplemental Executive Retirement Plan	23.9	$111,944	$—

Robert J. Wood	Retirement Plan for Salaried Employees	25.8	$557,326	$—
	Supplemental Executive Retirement Plan	25.8	$16,562	$—

(1)	Due to Minimum Required Distribution regulations, Mr. Stepan commenced benefits in 2008.

NONQUALIFIED DEFERRED COMPENSATION

Pursuant to the Company’s Management Incentive Plan, certain executives, including the NEOs, may defer annual incentive awards earned. Deferral elections are made by eligible executives in December of each year for the amounts to be earned in the following year. An executive may defer all or a portion of his or her award pursuant to the provisions of the Management Incentive Plan. Additional information regarding the Management Incentive Plan is included in the “Elements of Compensation” section of the Compensation Discussion and Analysis.

The table below shows the investment options available under the Management Incentive Plan and their annual rate of return for the calendar year ended December 31, 2010, as reported by the advisors who provide information to the Company.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Fidelity Contrafund	16.93%	Fidelity Puritan	14.04%
Fidelity Growth Discovery	24.04%	DWS Scudder Money Market	0.02%
Fidelity Intermediate Bond	7.58%	Stepan Company Stock	19.60%

After an executive has elected to defer all or a portion of his or her annual incentive awards, no amounts can be paid until the executive has separated from service with the Company in accordance with the provisions of the Management Incentive Plan. At that time, benefits in the executive’s account shall be paid in a single sum or in substantially equal annual installments over 3, 5 or 10 years, as elected by the executive. Participants may change a distribution election for future deferrals at age 50 and every five years thereafter.

In addition, executives may elect to defer receipt of all or a portion of certain incentive compensation payments in accordance with the Performance Award Deferred Compensation Plan. Information regarding deferrals under the Management Incentive Plan and Performance Award Deferred Compensation Plan is included in the table below.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
F. Quinn Stepan, Jr.	$986,759	$—	$922,385	$—	$4,778,006
James E. Hurlbutt	$119,263	$—	$125,675	$—	$853,953
F. Quinn Stepan	$—	$—	$3,137,697	$—	$20,958,071
John V. Venegoni	$152,434	$—	$151,438	$—	$1,973,380
Robert J. Wood	$123,900	$—	$184,903	$—	$1,196,836

(1)	Reflects amounts deferred under the Management Incentive Plan and Stock Awards deferred under the Performance Award Deferred Compensation Plan. The number of Stock Awards acquired on vesting is also included in the Option Exercises and Stock Vested Table.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. The Company annually reviews the adequacy and competitiveness of the amount of the annual retainer fee, meeting attendance fees and stock awards, and makes adjustments as it deems appropriate.

Directors’ Fees

For the fiscal year ended December 31, 2010, Directors who were not also employees of the Company (“Non-Employee Directors”) were paid an annual retainer fee (“Annual Director Retainer Fee”) of $44,400 plus $1,500 for attendance at each Board of Director meeting and $1,500 for attendance at each Board of Director committee meeting. In addition, the Chairman of the Audit Committee of the Board of Directors was paid an additional annual fee of $10,000, and all other Board of Director committee chairmen were each paid an additional annual fee of $5,000. No fees or other compensation were paid to Directors who are also employees of the Company.

Based upon benchmark information contained in the 2009-2010 National Association of Corporate Directors (NACD) Directors Compensation Report and the 2009-2010 Towers Watson Data Services Survey Report on Board of Directors’ Compensation, Policies & Practices, increases in the amounts of the annual fee paid to the Board of Director’s committee chairmen were approved in 2010 by the Compensation and Development Committee of the Board of Directors for 2011. Therefore, effective January 1, 2011, the Audit Committee Chairman will be paid an additional annual fee of $12,000, the Compensation and Development Committee Chairman will be paid an additional annual fee of $10,000, and the Nominating and Corporate Governance Committee Chairman will be paid an additional annual fee of $7,000.

Directors Deferred Compensation Plan

A Non-Employee Director, at his election, may defer receipt of his Director compensation into one or more available investment options offered under the Stepan Company Directors Deferred Compensation Plan Amended and Restated as of January 1, 2005 (“Directors Deferred Plan”). At the election of a Non-Employee Director, deferred payments generally may be made in shares of Company Common Stock or cash, depending upon the election made by the Non-Employee Director.

Incentive Compensation Program for Non-Employee Directors

•

Stock Option Grants: Pursuant to the 2006 Incentive Plan, including all amendments thereto, each Non-Employee Director serving as a Director of the Company on the date of the annual meeting of stockholders each year is awarded a stock option in the amount of $30,000 for such calendar year to purchase the number of shares of Common Stock determined by dividing $30,000 by the fair market value of a share of Common Stock as of such date. The amount of this stock option was increased from $25,000 to $30,000 in 2010. The option price of each share of Common Stock under a stock option granted to a Non-Employee Director is equal to the fair market value of a share of Common Stock on the date of the grant or, if greater, par value. The option price may be paid, upon exercise, in cash, in shares of Common Stock, or in any combination of cash or Common Stock as the Non-Employee Director elects. Each stock option granted to a Non-Employee Director may be exercised upon the completion of two continuous years of service as a Non-Employee Director following the date of the grant except if earlier, the stock option is exercisable on the date of the second annual meeting of the Company’s stockholders held after the date of the grant, provided that such Non-Employee Director has served continuously as a Director from the date of the grant to such annual meeting. All grants expire no later than eight years after the date of the grant. On April 20, 2010, Non-Employee Directors were each granted a stock option of 436 shares at an option price of $68.66. The number of shares granted was determined by dividing $30,000 by the fair market value of a share of Common Stock on the day of the grant ($68.66). This option will be exercisable on April 20, 2012, and will expire on April 19, 2018.

•

Stock Awards: Non-Employee Directors are granted an annual stock award of $25,000 (“Annual Stock Award”) at every February Compensation and Development Committee meeting under the 2006 Incentive Plan. The number of shares for the Annual Stock Award is determined by dividing $25,000 by the average of the opening and closing price of Common Stock on the day of the grant of the Annual Stock Award. No transfer of any Annual Stock Award to any other account is allowed at any time and the Annual Stock Award is distributed to the Non-Employee Director upon termination of service on the Board of Directors, in a single lump sum distribution, and is made only in shares of Company Common Stock. On February 9, 2010, each Non-Employee Director was granted an Annual Stock Award of 488 shares at a grant price of $51.21 per share.

The stock options and stock awards granted to a Non-Employee Director under the 2006 Incentive Plan are in addition to the Annual Director Retainer Fee, Board committee chairmen fees, and meeting attendance fees payable to the Non-Employee Director by the Company in cash or deferred compensation as discussed above.

Under the 2006 Incentive Plan, the Compensation and Development Committee of the Board of Directors is also permitted to make additional grants of stock options or stock awards to Non-Employee Directors at the times and in the amounts and subject to such other terms and conditions as determined by this Committee in its sole discretion, such as outstanding Company performance. The 2006 Incentive Plan sets forth certain restrictions upon the exercise of stock options by Non-Employee Directors upon termination of their service by reason of death, disability, retirement or otherwise.

Additionally, the Board of Directors is recommending that the stockholders approve the Stepan Company 2011 Incentive Compensation Plan (the “2011 Incentive Plan”). The 2011 Incentive Plan would be effective when approved by the stockholders at the 2011 Annual Meeting of Stockholders. A copy of the 2011 Incentive Plan is included as Appendix A and a summary is included in this proxy statement in the section “Approval of Stepan Company 2011 Incentive Compensation Plan”.

The 2011 Incentive Plan provides for changes to the Non-Employee Directors’ stock-based incentive compensation. For 2011, the Non-Employee Directors were granted the $25,000 Annual Stock Award at the February 2011 Compensation and Development Committee meeting in accordance with the 2006 Incentive Plan. If the 2011 Incentive Plan is approved by the stockholders at the 2011 Annual Meeting of Stockholders, in lieu of the annual stock option grant in 2011, the Non-Employee Directors will receive an annual stock award (the “Annual Stock Award”). The Annual Stock Award would vest immediately and a Non-Employee Director, at his election, could defer receipt of the Annual Stock Award as provided in the 2011 Incentive Plan. Dividend equivalents would be paid on these deferred Annual Stock Awards.

Under the 2011 Incentive Plan, the Compensation and Development Committee of the Board of Directors would also be permitted to make grants of stock options or additional stock awards to Non-Employee Directors at the times and in the amounts and subject to such other terms and conditions as determined by this Committee in its sole discretion, such as outstanding Company performance. The 2011 Incentive Plan also sets forth certain restrictions upon the exercise of stock options by Non-Employee Directors upon termination of their service by reason of death, disability, retirement or otherwise.

Non-Employee Directors’ Stock Ownership Policy

The Company maintains a Non-Employee Directors’ Stock Ownership Policy which requires each Non-Employee Director to own a minimum of Company Common Stock equivalent in value to three times the current Annual Director Retainer Fee paid by the Company. Beginning in 2011, the stock ownership requirement will be increased to five times the current Annual Director Retainer Fee paid by the Company. The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit of children and family members, and (iii) shares held in the Non-Employee Director’s deferred compensation plan accounts. Stock option grants do not count towards the stock ownership requirements unless actually exercised.

The Non-Employee Directors have five years from the date of their initial election as a Director to achieve compliance with these stock ownership requirements. Typically, the Non-Employee Directors meet their respective stock ownership requirement by making approximately 20 percent progress each year for five years. Compliance with the stock ownership policy for all Non-Employee Directors is reviewed on an annual basis. Currently, all Non-Employee Directors are either in full compliance with stock ownership requirements or have made the requisite amount of progress towards full compliance. Any Non-Employee Director who is not in compliance with the required stock ownership level will not be eligible for any additional, discretionary grants of stock options or stock awards until compliance is achieved.

Retirement Plan for Non-Employee Directors

The Company has a non-qualified, non-funded retirement income plan for the benefit of the Non-Employee Directors (the “Director Retirement Plan”). The Director Retirement Plan provides for a benefit after ten years of service of 50 percent of the Annual Director Retainer Fee at retirement plus two percent for each year served on the Board of Directors in excess of ten years with a maximum 25 years credit in excess of ten years. Effective December 31, 2005, the Director Retirement Plan was amended to provide that no other individual shall become eligible to participate in the Director Retirement Plan. In addition, all benefit accruals were frozen for current participants effective December 31, 2005. Those Non-Employee Directors who were eligible to receive benefits under the Director Retirement Plan as of December 31, 2005, will receive such benefits. Benefits commence at 70 years of age.

The pension values included in the Director Compensation Table below are the present value of the benefits expected to be paid under the Director Retirement Plan in the future. The amount of each future payment is based on each participant’s frozen accrued pension benefit in the Director Retirement Plan. The actuarial assumptions are the same as used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in the Director Retirement Plan. The change in pension values shown in the Director Compensation Table below has been developed based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable and would result in different values. The change in pension values shown in the Director Compensation Table includes the effect of the time value of money for each Director being one year closer to the retirement age (70) for the Director Retirement Plan.

For the Director Retirement Plan components included in the present value calculation, the benefit is based on the following formula:

•	The Director Retirement Plan was frozen to new participants and there are no additional benefit accruals as of December 31, 2005.

•

The normal retirement benefit is based on the sum of (1) 50% of the Annual Director Retainer Fee in effect as of December 31, 2005, and (2) 2% of the Annual Director Retainer Fee in effect as of December 31, 2005, multiplied by the years of service in excess of ten years of service.

•	Normal Retirement: age 70.

•	Early Retirement: none.

•	Years of Service: number of completed calendar years a Non-Employee Director has served on the Board of Directors. Years of service were frozen as of December 31, 2005.

The specific assumptions used in estimating present values include:

•	Assumed Retirement Age: the normal retirement age is 70 years old.

•	Discount Rate: the applicable discount rate as of December 31, 2010, is 5.40%.

•	Mortality Table: the mortality table used as of December 31, 2010, is the IRS Prescribed Mortality Table for 2011.

For the Non-Employee Directors, based on the information provided above, as of December 31, 2010, the annual benefit for Mr. Grojean is $31,417 and the annual benefit for Mr. Potter is $22,792.

Director Compensation Table

The table below summarizes the compensation paid by the Company to Non-Employee Directors for the fiscal year ended December 31, 2010.

Name(1)	Fees Earned or Paid in Cash($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael R. Boyce	$47,933	$—	$10,686	$—	$—	$—	$58,619
Thomas F. Grojean	$71,400	$24,990	$10,686	$—	$39,439	$—	$146,515
Gary E. Hendrickson	$72,900	$24,990	$10,686	$—	$—	$—	$108,576
Gregory E. Lawton	$77,900	$24,990	$10,686	$—	$—	$—	$113,576
Robert G. Potter	$27,020	$24,990	$—	$—	$24,333	$213,805	$290,148
Edward J. Wehmer	$82,900	$24,990	$10,686	$—	$—	$—	$118,576

(1)	F. Quinn Stepan, Jr., the Company’s President and Chief Executive Officer, and F. Quinn Stepan, the Company’s Chairman, are not included in this table as they are employees of the Company and thus receive no compensation for their services as Directors. The compensation amounts received by Messrs. Stepan, Jr. and Stepan as employees of the Company are shown in the Summary Compensation Table. In addition, Mr. Robert G. Potter retired from the Board of Directors effective April 20, 2010, and thus the reported amount includes earned compensation for service through April 2010. Mr. Michael R. Boyce was elected to the Board of Directors on April 20, 2010, and thus the reported amount includes earned compensation for service from April 2010 to December 2010.
(2)	Reflects Annual Stock Award granted in February 2010. Each Director was awarded 488 shares.
(3)	Reflects the aggregate grant date fair value of option awards granted in the fiscal year ended December 31, 2010. As of December 31, 2010, each Director has the following number of stock options outstanding: Mr. Boyce: 436; Mr. Grojean: 7,138; Mr. Hendrickson: 1,128; Mr. Lawton: 3,716; Mr. Potter: 1,069; and Mr. Wehmer: 5,595.
(4)	Amounts reflect the actuarial increase in the present value of the Director’s benefits under the Director Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The changes in pension value for Messrs. Grojean and Potter reflect the participants’ actual election and were the result of the change in discount rate and the change in assumed post retirement mortality rates.
(5)	Amount reflects the fair market value of Stock Awards distributed to Mr. Potter in accordance with the 2006 Incentive Plan.

APPROVAL OF

STEPAN COMPANY 2011 INCENTIVE COMPENSATION PLAN

Background

The Board of Directors recommends that the stockholders approve the Stepan Company 2011 Incentive Compensation Plan (the “Incentive Plan”), which was adopted by the Board of Directors on March 18, 2011, subject to stockholder approval. The Incentive Plan would be effective when approved by the stockholders. A copy of the Incentive Plan is included as Appendix A and the following description is qualified in its entirety by reference to said Appendix A.

The Board of Directors believes that the Incentive Plan will promote the long-term financial interests of the Company by attracting and retaining executive, managerial and key employees and directors of outstanding ability, by providing a competitive compensation program, and by furthering the identity of interests of participants with those of the Company’s stockholders.

The Incentive Plan

Subject to adjustments described below, the Incentive Plan will authorize the award of 1,300,000 shares of the Company’s Common Stock (“Stock”) for Stock Options, Stock Appreciation Rights, Stock Awards and Performance Grants (collectively referred to as “Awards”). Shares issuable under the Incentive Plan may be either authorized and unissued shares or treasury shares (including, in the discretion of the Board of Directors, shares purchased in the market) of Stock. If any Awards made under the Incentive Plan expire, terminate, or are canceled or settled in cash without the issuance of shares of Stock covered by the Award, those shares will be available for future awards under the Incentive Plan. Shares withheld for taxes, shares tendered to pay the purchase price of Stock Options and shares purchased by the Company in the market will not be added to the shares available for issuance. Awards will not be transferable except by will or the laws of descent and distribution or as provided for by the Compensation and Development Committee of the Board of Directors (the “Committee”). Upon approval of the Incentive Plan by the Company’s stockholders, no additional grants of awards may be made under the Stepan Company 2006 Incentive Compensation Plan (the “2006 Plan”). As of March 18, 2011, there were 35,940 shares available to be issued under the 2006 Plan.

Administration

The authority to administer the Incentive Plan will be vested in the Committee. None of the members of the Committee will be eligible to receive Awards under the Incentive Plan except for Non-Employee Director Awards (described below). Subject to the terms of the Incentive Plan and except for Non-Employee Director Awards, the Committee will have the authority to select employees to receive Awards, to determine the time and type of Awards, the number of shares covered by the Awards, and the terms and conditions of such Awards. In making such determinations, the Committee may take into account the employee’s contribution and potential contribution to the Company and any other factors the Committee considers relevant. The recipient of an Award will have no choice whether the Award will be in the form of a Stock Option, Stock Appreciation Right, Stock Award or Performance Grant. The Committee will be authorized, in its sole discretion, to make awards of Awards as described more fully below. The Committee will be authorized to establish rules and regulations and make all other determinations that may be necessary or advisable for the administration of the Incentive Plan.

Participation

Participants in the Incentive Plan will consist of Non-Employee Directors and such executive, managerial and key employees of the Company as the Committee may select from time to time. In view of the discretionary authority vested in the Committee and the variable elements in the calculation of Non-Employee Director Awards, it is not possible to estimate the number of shares that may be subject to Awards with respect to any individual or group of individuals. Although no determination has been made as to the number of employees, including officers, who will be eligible for Awards under the Incentive Plan, based on the Company’s experience with prior incentive compensation plans, it is estimated that at least 46 officers and employees of the Company will be eligible to be considered for Awards under the Incentive Plan. All Non-Employee Directors, including the nominees for Director, will be eligible for Awards under the Incentive Plan. As of March 18, 2011, no Awards have been made under the Incentive Plan.

Awards to Employees

Stock Options. A Stock Option entitles the employee to purchase shares of Stock at a price and upon the terms established by the Committee at the time of the grant. Stock Options may be granted to employees for a term of up to 10 years with an exercise price to be established by the Committee at not less than the fair market value of the Stock on the date of the grant or, if greater, par value. Without prior stockholder approval, the Committee will be expressly prohibited from repricing a Stock Option if the exercise price of the new Stock Option would be less than the exercise price of the Stock Option under the existing Award surrendered for cancellation. Subject to an individual limit for each employee on Stock Options and Stock Appreciation Rights of 350,000 shares per year, the Incentive Plan will authorize the grant of both Non-Qualified Stock Options (“NQOs”) and Incentive Stock Options (“ISOs”) to employees, in the discretion of the Committee, provided that the aggregate value (determined at the time of the grant) of the Stock with respect to which ISOs are exercisable for the first time by any employee during any calendar year may not exceed $100,000. However, in no event will more than 750,000 ISOs be issued under the Incentive Plan. Stock Options granted to employees under the Incentive Plan may be exercised at any time during the exercise period established by the Committee, except that no option may be exercised before the employee completes two continuous years of employment following the date of grant or more than 10 years after the date of grant, unless provided in the Award. The Incentive Plan sets forth restrictions upon the exercise of Stock Options upon termination of employment by reason of death, disability, retirement or otherwise. The Committee may permit the exercise price of options to be paid in cash, in shares of Stock, or in any combination of cash and Stock. Reload options issued on the exercise of a Stock Option or otherwise will be expressly prohibited.

Stock Appreciation Rights. Stock Appreciation Rights (“SARs”) entitle the employee to receive an amount equal to the difference between the fair market value of a share of Stock at the time the SAR is exercised and the exercise price specified by the Committee at the time the SAR is granted, which exercise price cannot be less than the fair market value on the date the SAR is granted. SARs may be granted in tandem with or independently of a Stock Option. SARs granted in tandem with a Stock Option will be exercisable at the time and at the exercise price at which the related Stock Option will be exercisable. SARs granted independently of a Stock Option will be exercisable at the time and at the price established by the Committee. However, no SAR may be exercisable before the employee completes two continuous years of employment with the Company following the date of grant unless provided in the Award, or more than 10 years after the date of grant. Exercise of an SAR granted in tandem with a Stock Option will require the surrender of the tandem Stock Option, and the exercise of a Stock Option will require the surrender of any tandem SAR. The Committee will have discretion to determine whether the exercise of an SAR will be settled in cash, in Stock, or in a combination of cash and Stock. The Incentive Plan sets forth restrictions upon the exercise of SARs upon termination of employment by reason of death, disability, retirement or otherwise.

Stock Awards. A Stock Award is a grant of shares of Stock to an employee, the earning, vesting or distribution of which is subject to certain conditions established by the Committee. Stock Awards may provide for delivery of the shares of Stock at the time of grant or may provide for a deferred delivery date. A Stock Award may be made in conjunction with a cash-based incentive compensation program maintained by the Company and may be in lieu of cash otherwise awardable under such program. For those Stock Awards that are intended to be “Performance-Based Compensation” (as defined under the Internal Revenue Code Section 162(m)), no more than 250,000 shares of Stock may be granted to any one employee during any one calendar year period. Dividend equivalents may be paid on Stock Awards. The Incentive Plan sets forth restrictions upon the award of Stock Awards upon termination of employment by reason of death, disability, retirement or otherwise.

Performance Grants. A Performance Grant is a right to receive cash or shares of Stock (or a combination thereof) based on the attainment of one or more performance goals (“Performance Goals”) established by the Committee measured over a given performance period. Each Performance Grant will contain the Performance Goals for the award, including the Performance Criteria, the threshold, target and maximum amounts payable, the length of the applicable performance period, whether the Performance Grant will be settled in cash or shares of Stock (or any combination thereof), and any other terms and conditions as are applicable to the Performance Grant. The terms of a Performance Grant may be set in an annual bonus plan or other similar document. Each Performance Grant will be granted and administered to comply with the requirements of Code section 162(m). The aggregate maximum cash amount payable under the Incentive Plan to any participant in any Plan Year in settlement of Performance Grants will not exceed $2 million. Subject to adjustments described below, the aggregate maximum number of shares of Stock that may be issued under the Incentive Plan to any Participant in any Plan Year in settlement of Performance Grants will not exceed 250,000. Subject to adjustments described below, the total number of shares of Stock that can be issued as Stock Awards and Performance Grants will not exceed 450,000. The Incentive Plan sets forth restrictions upon the award of Performance Grants upon termination of employment by reason of death, disability, retirement or otherwise.

Performance Criteria. The Performance Criteria that can be used under the Incentive Plan will be share price, market share, revenue, earnings per share, return on equity, return on assets, cash flow, return on investment, return on invested capital, net income, net income per share, operating earnings, and operating earnings per share. One or more Performance Criteria can be used, individually or in combination. The Performance Criteria can be applied to either the Company as a whole or to a business unit or subsidiary and can be measured either annually or cumulatively over a period of years. Performance Criteria can be measured on an absolute basis or relative to a pre-established target and can be compared to previous years’ results or to a designated comparison group. The Committee may adjust performance under a Performance Criteria to exclude certain unusual or extraordinary events.

Non-Employee Director Awards

Non-Employee Directors. Subject to approval by the Company’s stockholders, the Incentive Plan will provide that, as of the date of the annual meeting of the Company’s stockholders in each calendar year during the term of the Incentive Plan, each Non-Employee Director serving as a Director of the Company on such date will automatically be awarded a Stock Award for either delivery of the shares of Stock at the time of the grant or, at the Non-Employee Director’s election, deferred receipt of such Stock Award, upon the terms and conditions as determined by the Committee in its sole discretion at the time the Stock Award is granted. Dividend equivalents will be paid on deferred Stock Awards. In addition, the Committee will also be able to make grants of Stock Options or additional Stock Awards to Non-Employee Directors at the times and in the amounts and subject to such other terms and conditions to be determined by the Committee in its sole discretion. The option price of each share of Stock under a Stock Option granted to a Non-Employee Director will be equal to the fair market value of a share of Stock on the date of the grant or, if greater, par value. The option price may be paid, upon exercise, in cash, in shares of Stock or in any combination of cash or Stock as the Non-Employee Director elects. No Stock Option granted to a Non-Employee Director may be exercised before the Non-Employee Director completes two continuous years of service as a Non-Employee Director following the date of the grant, or more than 10 years after the date of the grant. The Incentive Plan sets forth restrictions upon the award of Stock Awards or the exercise of Stock Options by Non-Employee Directors upon termination of their service by reason of death, disability, retirement or otherwise.

The Stock Awards awarded to a Non-Employee Director under the Incentive Plan are in addition to the retainer fee and meeting attendance fees that are payable to the Non-Employee Director by the Company in cash or deferred compensation. The Company from time to time reviews the adequacy and competitiveness of the amount of the annual retainer fee, meeting attendance fees and stock awards and makes adjustments as it deems appropriate.

Adjustments

In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the aggregate number of shares with respect to which Awards may be made under the Incentive Plan, any other share limits in the Incentive Plan, and the terms and the number of shares of any outstanding Award may be equitably adjusted by the Committee in its discretion. In addition, if the Company is a party to a consolidation, consummation of a merger, or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or persons acting as a group, a sale or transfer of substantially all of the Company’s assets or any similar transaction, then the Committee may take any actions with respect to outstanding Awards as the Committee deems appropriate.

Amendment and Termination

The Board of Directors may amend or terminate the Incentive Plan at any time, provided that no amendment of the Incentive Plan may (i) increase the number of shares of Stock with respect to which Awards may be made (except as described above in “Adjustments”), (ii) be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Stock is listed, or (iii) alter or impair any Award previously granted under the Incentive Plan without the consent of the holder thereof. No Awards may be made under the Incentive Plan after December 31, 2019.

Federal Income Tax Consequences

Under present federal income tax laws, Awards granted under the Incentive Plan will have the following tax consequences:

The grant of an NQO, ISO or SAR will not result in taxable income to the employee at the time of the grant, and the Company will not be entitled to a deduction at that time.

An employee generally will realize taxable ordinary income, at the time of exercise of an NQO, in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and the Company will be entitled to a corresponding deduction.

The exercise of an ISO generally will not result in taxable income to the employee, nor will the Company be entitled to a deduction at that time. Generally, if the employee does not dispose of the Stock during the applicable holding period, then, upon disposition, any amount realized in excess of the exercise price will be taxed to the employee as capital gain, and the Company will not be entitled to any deduction for federal income tax purposes. If the holding period requirements are not met, the employee will generally realize taxable ordinary income, and a corresponding deduction will be allowed to the Company, at the time of disposition, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. The exercise of an ISO and the disposition of Stock acquired pursuant thereto must be taken into account in computing the employee’s alternative minimum taxable income.

Upon exercise of an SAR, the amount of cash or the fair market value of Stock received will be taxable to the employee as ordinary income, and the Company will be entitled to a corresponding deduction.

Upon grant of a Stock Award, the fair market value of the Stock received will be taxable to the employee as ordinary income when the Stock Award vests, and the Company will be entitled to a corresponding deduction.

Upon grant of a Performance Grant, at the time the restrictions lapse, the fair market value of the Stock received will be taxable to the employee as ordinary income, and the Company will be entitled to a corresponding deduction at that time. Under current law and certain terms and conditions, however, an employee is allowed to elect to accelerate the taxable event at the time of grant to permit the employee to avoid taxation on the appreciation that arises between the transfer date and the date the restrictions lapse and to pay tax on that appreciation only if and when the employee disposes of the Stock.

All taxable income recognized by an employee under the Incentive Plan is subject to applicable tax withholding which may be satisfied, under circumstances set forth in the Incentive Plan, through the surrender of shares of Stock that the employee already owns, or to which the employee is otherwise entitled under the Incentive Plan.

The Incentive Plan is designed so that Awards are deductible by the Company without regard to the deductibility limits of Code section 162(m). The Incentive Plan is also designed to comply with the requirements of Code section 409A relating to nonqualified deferred compensation plans. However, there can be circumstances when the Company’s deduction is not allowed for certain transfers of Company Stock or payments to an employee under an Award. These circumstances include when an Award has been accelerated as a result of a change of control.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding options and full value awards as of March 1, 2011. These figures represent an update to those provided in the Company’s Form 10-K for the fiscal year ended December 31, 2010, filed on February 28, 2011, primarily as a result of annual stock option grants, annual performance share grants, and vesting of performance shares approved by the Committee on February 7, 2011.

Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Term	Full Value Awards Outstanding
716,102	$38.66	4.46 years	201,617

The reported closing price of the Company’s Stock on the New York Stock Exchange for March 18, 2011, was $69.50 per share.

Required Vote for Approval

The approval by the affirmative votes of the holders of a majority of the outstanding shares of Stock present, or represented by proxy, and entitled to vote at the meeting is necessary for the approval of the Incentive Plan.

PROPOSAL: The Board of Directors recommends that the stockholders vote FOR the approval of the Stepan Company 2011 Incentive Compensation Plan.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934 (“Exchange Act”), the Company is including in its proxy statement a non-binding advisory vote regarding compensation of the Company’s named executive officers (“NEOs”). The Company asks that the stockholders indicate their approval of the compensation paid to the Company’s NEOs as described in this proxy statement under the heading “Executive Compensation,” which includes the Compensation Discussion and Analysis as well as the compensation tables and related narratives included elsewhere in this proxy statement. Those sections describe the Company’s NEO compensation programs and the rationale behind the decisions made by the Compensation and Development Committee.

This advisory vote, commonly known as a “Say-on-Pay” vote, provides stockholders with the opportunity to express their views about the compensation paid to the Company’s NEOs as described in this proxy statement. A stockholder may vote “FOR” or “AGAINST” the resolution or “ABSTAIN” from voting on the resolution. The result of the Say-on-Pay vote will not be binding on the Company or the Board of Directors. However, the Board of Directors values the views of the Company’s stockholders and will review the voting results and take them into consideration when making future decisions regarding compensation of the Company’s NEOs.

The Board of Directors believes that the Company’s executive compensation program is appropriately designed and is operating effectively to compensate the Company’s NEOs based on achievement of annual and long-term performance goals aligned with enhanced stockholder value. As described in the Compensation Discussion and Analysis, the Company’s objectives for its compensation program, including the compensation program for the NEOs, are as follows:

•	motivate employees to achieve and maintain a high level of performance, and drive results that will help the Company achieve its goals;

•	align the interests of our employees with the interests of our stockholders;

•	provide for levels of compensation competitive with the marketplace; and

•	attract and retain employees of outstanding ability.

In support of these objectives, the Compensation and Development Committee follows these guiding principles for setting and awarding NEO executive compensation:

•

Pay for Performance. The basic premise of the Company’s NEO compensation philosophy is to pay for performance. The Company’s intention is to foster a performance-driven culture with competitive total compensation as a key driver for executive employees. Compensation levels commensurate with Company performance align the interests of the Company’s NEOs with the interests of the Company’s stockholders. For 2010, incentive pay was directly connected to Company and individual performance and reflected continued record Company financial performance. See both the “Short-Term Incentive Compensation” and the “Long-Term Incentive Compensation” sections of this proxy statement for a discussion on the connection between Company performance and compensation levels for each incentive compensation component.

•

Competitive Compensation. Base pay was surveyed and determined to be consistent with similar positions within general industry. The Company believes that the level of 2010 executive compensation offered as part of its total reward components was necessary to attract and retain talented NEOs. See the “Benchmarking Data” section of this proxy statement for a description of the process used for comparing the Company’s compensation programs with those of the Company’s peers.

•

Equity-Based Compensation Aligns the Company with the Interests of Stockholders. The Compensation and Development Committee has designed the compensation for NEOs to depend on the achievement of objective performance goals that drive, and are aligned with, stockholder value.

Information related to the amount of NEO compensation that is paid as stock options and performance shares is described in the “Long-Term Incentive Compensation” section of this proxy statement. In addition, the Company maintains a stock ownership policy because it believes that ownership of Company stock by key executives is desirable in order to focus both short-term and long-term decision-making on the best interests of the Company and its stockholders. See the “Stock Ownership Policy and Stock Retention Guidelines” section of this proxy statement for a more detailed description of this policy.

•	Reasonable and Limited Perquisites and Other Benefits. The limited amount of benefits and perquisites offered to the NEOs is common to many companies and is reasonable in both nature and amount.

•

No Severance/Change-in-Control Agreements. None of the NEOs has any arrangement that provides for severance payments. Additionally, none of the NEOs is entitled to payment of any benefits upon a change-in-control.

As summarized above, the compensation earned by the Company’s NEOs for 2010 was aligned with both the Company’s pay for performance philosophy and 2010 Company performance. For the reasons discussed above and elsewhere in this proxy statement, the Board of Directors recommends that the stockholders vote to approve the following resolution:

RESOLVED, that on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and related narratives, is hereby APPROVED.

PROPOSAL: The Board of Directors recommends that the stockholders vote FOR the approval of the above resolution relating to the compensation of the Company’s NEOs.

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES

ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also require the Company to include in its proxy statement a separate non-binding advisory vote regarding the frequency with which the vote on NEO compensation should be held. This advisory vote, commonly known as a “Frequency” vote, provides stockholders the opportunity to express their views about how frequently (but at least once every three years) the Company should conduct a Say-on-Pay vote.

A stockholder may vote for a Frequency vote on which to vote the Company’s NEO compensation to be held “EVERY ONE YEAR,” “EVERY TWO YEARS” OR “EVERY THREE YEARS,” or may “ABSTAIN” from voting. The results of the Frequency vote will be advisory and will not be binding upon the Company or the Board of Directors. However, the Board of Directors values the views of the Company’s stockholders, and will review the Frequency voting results and take them into consideration when determining how frequently to conduct future Say-on-Pay votes. In addition, the Company will disclose the Frequency vote decision as required by the Securities and Exchange Commission.

The Company asks that the stockholders indicate their support for holding the Frequency vote on executive compensation every year. The Board of Directors believes this approach will align more closely with the interests of stockholders by providing stockholders with an opportunity to vote on the compensation decisions made by the Compensation and Development Committee each year. The Board of Directors is also committed to excellence in corporate governance and believes that an annual vote provides the most current feedback from, and direct communication and clarity with, the stockholders.

Based on the above, the Company requests that the stockholders indicate their support for holding the advisory vote on executive compensation every year.

PROPOSAL: The Board of Directors recommends that the stockholders vote for the Company to conduct an advisory vote on NEO compensation EVERY ONE YEAR.

REPORT OF THE AUDIT COMMITTEE

In 2010, the Company’s Audit Committee was comprised of the following Non-Employee Directors: Messrs. Boyce (elected April 20, 2010), Grojean, Hendrickson, Lawton, Potter (retired April 20, 2010) and Wehmer. Each of these Directors satisfies the New York Stock Exchange’s rules for independence. During 2010, Mr. Wehmer served as Chairman of the Committee.

The Audit Committee has:

(a)	reviewed and discussed with management and Deloitte & Touche LLP, the independent registered public accounting firm appointed by the Board of Directors, the Company’s audited financial statements as of and for the year ended December 31, 2010;

(b)	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by No. 90, Audit Committee Communications, as adopted by the Auditing Standards Board of the American Institute of Certified Public Accountants;

(c)	received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, as adopted by the Independence Standards Board, and has discussed with the independent registered public accounting firm its independence from the Company and its management; and

(d)	considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Company’s audited financial statements as of and for the year ended December 31, 2010, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Michael R. Boyce

Thomas F. Grojean

Gary E. Hendrickson

Gregory E. Lawton

Edward J. Wehmer

AUDIT COMMITTEE

ACCOUNTING AND AUDITING MATTERS

Upon the recommendation of its Audit Committee, the Board of Directors has selected Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the Company for 2011. In connection with the audits for the two most recent fiscal years, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference thereto in connection with its report on the financial statements of the Company for such time periods. Also during those time periods, there have been no “reportable events,” as such term is used in Item 304(a)(1)(v) of Regulation S-K.

Deloitte’s reports on the financial statements of the Company for the last two years contained neither an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Representatives of Deloitte are expected to be present at the 2011 Annual Meeting of Stockholders with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions from the stockholders.

PROPOSAL: Upon the recommendation of its Audit Committee, the Board of Directors recommends to the stockholders that the appointment of Deloitte as the independent registered public accounting firm for the Company and its subsidiaries be ratified for fiscal year 2011.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services rendered by Deloitte for the audit of the Company’s annual financial statements for the years ended December 31, 2010, and December 31, 2009, and fees billed for other services rendered by Deloitte during those periods:

	2010	2009
Audit Fees(a)	$1,009,500	$1,039,300
Audit-Related Fees(b)	67,800	0
Tax Fees(c)	507,800	239,800
All Other Fees(d)	2,200	2,000

Total	$1,587,300	$1,281,100

(a)	Audit Fees consist of audit work performed on the Company’s annual financial statements and review of the Company’s quarterly financial statements.
(b)	Audit-Related Fees for 2010 consist of due diligence related to an acquisition. There were no Audit-Related Fees in 2009.
(c)	Tax Fees consist of tax advisory services related to an international tax project in 2010 as well as assistance with tax return filings in certain foreign jurisdictions and preparation of expatriate tax returns in 2009 and 2010.
(d)	All Other Fees consist solely of an annual subscription fee for an online accounting research tool licensed from Deloitte.

Pre-Approval Policy

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring the pre-approval of all audit, audit-related, and permissible non-audit services provided by the independent registered public accounting firm. A copy of this policy is available at no charge upon written request to the Secretary of the Company. The policy provides guidance to management as to the specific services that the independent registered public accounting firm may perform for the Company. The policy requires that a description of the services expected to be performed by the independent registered public accounting firm, together with an estimate of fees, be provided to the Audit Committee for approval on an annual basis. The scope of these services is carefully considered by the Audit Committee to ensure such services are consistent with the rules of the SEC on auditor independence.

Any requests for audit, audit-related, and non-audit services not previously authorized must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled Audit Committee meetings. However, the policy delegates to the Audit Committee Chairman, the authority to grant specific pre-approval between meetings provided that the Chairman reports any pre-approval decision to the Audit Committee at its next regularly scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

All of the services related to the Audit-Related Fees and Tax Fees described above were approved by the Audit Committee in accordance with its pre-approval requirements, except for an immaterial amount of 2009 foreign payroll tax services which commenced prior to obtaining pre-approval by the Audit Committee. However, the Audit Committee reviewed and approved such work at its first regularly scheduled meeting immediately following notification of such foreign payroll tax services. The fees paid to Deloitte for such services represented less than one percent of the total fees paid to Deloitte in 2009.

STOCKHOLDER PROPOSALS

In order for proposals from Company stockholders to be included in the Proxy Statement and Form of Proxy for the 2012 Annual Meeting of Stockholders in accordance with SEC Rule 14a-8, the Company must receive the proposals at its administrative offices at Edens Expressway and Winnetka Road, Northfield, Illinois 60093, no later than December 2, 2011.

A stockholder that intends to present business at the 2012 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company’s By-laws. Among other things, to properly bring business before an annual meeting (other than director nominations), a stockholder must give written notice containing the information required by the Company’s By-laws, which must be received by the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, because the 2011 Annual Meeting of Stockholders is scheduled for May 3, 2011, the Company’s Secretary must receive the requisite notice and information for a stockholder proposal submitted other than pursuant to Rule 14a-8 no later than February 3, 2012.

A stockholder that intends to nominate a candidate for election as a director at the 2012 Annual Meeting of Stockholders must comply with the requirements set forth in the Company’s By-laws. Among other things, a stockholder must give written notice containing the information required by the Company’s By-laws, which must be received by the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, because the 2011 Annual Meeting of Stockholders is scheduled for May 3, 2011, the Company’s Secretary must receive the requisite notice and information for a nomination of a candidate for director no later than February 3, 2012.

In the event the 2012 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the anniversary date of the 2011 Annual Meeting of Stockholders, then the foregoing notices required by the Company’s By-laws, to be timely, must be received not later than the tenth day following the date on which notice of the 2012 Annual Meeting of Stockholders is first given to stockholders or public disclosure of such meeting is made, whichever first occurs.

COMMUNICATIONS FOR ALL INTERESTED PARTIES

All interested parties may communicate directly with the Board of Directors, non-management Directors or specified Directors of the Company by submitting all communications in writing to the Nominating and Corporate Governance Committee Chairman, c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. The Secretary delivers all correspondence to the Nominating and Corporate Governance Committee Chairman without first screening the correspondence.

By order of the Board of Directors,

KATHLEEN O. SHERLOCK

    Assistant Secretary

Northfield, Illinois

March 31, 2011

Appendix A

Stepan Company

2011 Incentive Compensation Plan

SECTION 1

General

1.1 Purpose. Stepan Company (the “Company”) has established the Stepan Company 2011 Incentive Compensation Plan (the “Plan”) to promote the long-term financial interests of the Company by (i) helping attract and retain executive, managerial and key employees and directors of outstanding ability; (ii) providing incentive compensation opportunities in the form of Stock Options, Stock Appreciation Rights, Stock Awards and Performance Grants (each as described in Section 3 and sometimes referred to hereinafter, collectively, as “Awards”) that are competitive with those of other major corporations; and (iii) furthering the alignment of interests of Participants (as described in Section 2) with those of the Company’s stockholders.

1.2 Effective Date. The Plan shall be effective upon the approval of the holders of a majority of the outstanding shares of stock of the Company present or represented and entitled to vote at the 2011 annual meeting of its stockholders (the “Effective Date”).

1.3 Administration. The authority to manage and control the operation and administration of the Plan shall be vested in the Compensation and Development Committee of the Board of Directors of the Company, or any successor thereto (the “Committee”). Subject to the express provisions of the Plan, the Committee shall have the full and complete authority: (i) to interpret and construe the provisions of the Plan; (ii) to prescribe, amend and rescind rules and regulations relating to the Plan; (iii) to select Participants in the Plan for purposes of Awards under Section 3; (iv) to grant Awards under the Plan in such forms and amounts and subject to such restrictions, limitations and conditions as it deems appropriate; (v) to correct any defect or omission and to reconcile any inconsistency in the Plan or in any Award granted hereunder; (vi) to delegate any portion of its authority under the Plan to make Awards to an executive officer of the Company, subject to any conditions that the Committee may establish, and (vii) to make all other determinations and to take all other actions as it deems necessary or desirable for the implementation and administration of the Plan. The determination of the Committee on matters within its authority shall be conclusive and binding upon the Company and all other persons. The Committee may delegate the administration of the Plan to an officer or officers of the Company who may engage the assistance of administrator(s), and the administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of shares of Stock (as defined below) upon the exercise, vesting and/or settlement of an Award, and to take any other actions as the Committee may specify, provided that in no case shall any administrator be authorized to grant Awards under the Plan. Any action by an administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee.

1.4 Shares Subject to the Plan. Subject to subsection 1.5, an aggregate of 1,300,000 shares of common stock of the Company (“Stock”) shall be available for issuance under the Plan. Such shares shall be either authorized and unissued shares or treasury shares (including, in the discretion of the Board of Directors of the Company, shares purchased in the market) of Stock. If any Awards under the Plan or portion thereof shall expire unexercised, terminate, be surrendered, canceled, settled in cash in lieu of Stock or in such manner that all or some of the shares subject to the Award are not issued to the Participant, such shares shall (unless the Plan shall have terminated) become available for additional Awards under the Plan. Shares withheld for taxes pursuant to subsection 5.1, shares tendered to pay the purchase price of Stock Options and Stock Appreciation Rights pursuant to subsections 3.2 and 4.2, and shares purchased by the Company in the market shall not be added to the shares available for issuance. The Plan does not permit liberal share counting for Stock Appreciation Rights. All shares of Stock covered by a Stock Appreciation Right shall be counted towards the shares available for issuance.

Upon approval of the Plan by the Company’s stockholders, no additional grants of awards may be made under the Stepan Company 2006 Incentive Compensation Plan.

1.5 Adjustments to Number of Shares Subject to the Plan. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust the Plan and outstanding Awards to preserve the benefits or potential benefits of the Plan and the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Option Price of outstanding Stock Options and Stock Appreciation Rights; and (iv) any other adjustments that the Committee determines to be equitable.

If the Company is a party to a consolidation, consummation of a merger, or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or persons acting as a group, a sale or transfer of substantially all of the Company’s assets or any similar transaction, then the Committee may take any actions with respect to outstanding Awards as the Committee deems appropriate. The Committee may take the foregoing actions under subsection 1.5 without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

1.6 Performance Criteria. For purposes of this Plan, the term “Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured annually over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: share price, market share, revenue, earnings per share, return on equity, return on assets, cash flow, return on investment, return on invested capital, net income, net income per share, operating earnings, and operating earnings per share. To the extent consistent with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee shall appropriately adjust any evaluation of performance under a Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for discontinued operations, reorganization and restructuring programs, (v) any acquisition, asset sale, divestiture or other disposition, and (vi) any extraordinary non-recurring items as described in Accounting Standards Codification Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

SECTION 2

Participation

2.1 Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate from time to time the executive, managerial and key employees of the Company, including its subsidiaries, who shall be Participants in the Plan. In making this determination, the Committee shall take into account the employee’s contribution and potential contribution to the Company and any other factors that the Committee determines to be relevant. Each member of the Company’s Board of Directors who is not otherwise an employee of the Company (a “Non-Employee Director”) shall become a Participant in the Plan upon receipt of an Award in accordance with the provisions of Section 4.

SECTION 3

Awards to Employees

3.1 Stock Options. Subject to the terms and conditions of the Plan including the limitations of subsection 3.4, the Committee shall designate the employees to whom options to purchase shares of Stock (“Stock Options”) are to be granted under the Plan, and shall determine the number, type and terms of the Stock Options to be granted to each of them. Each Stock Option shall entitle the Participant to purchase shares of Stock upon the terms and conditions and at the price determined by the Committee at the time the Stock Option is granted, subject to the following provisions of this Section 3. Any Stock Option granted under this Section 3 that satisfies all of the requirements of Code section 422 may be designated by the Committee as an “Incentive Stock Option.” However, in no event shall more than 750,000 Incentive Stock Options be issued under the Plan, and Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code. Stock Options that are not so designated or that do not satisfy the requirements of Code section 422 shall not constitute Incentive Stock Options and shall be referred to below as “Non-Qualified Stock Options.” Shares of Stock purchased pursuant to the exercise of a Non-Qualified Stock Option shall be transferred to the person entitled thereto as soon as practicable after the exercise. Reload options issued on the exercise of a Stock Option or otherwise are expressly prohibited.

3.2 Option Price. The purchase price of each share of Stock under a Stock Option granted under this Section 3 shall be determined by the Committee at the time of the Award; provided, however, that in no event shall such price be or ever become less than the Fair Market Value (as defined in subsection 5.2) of a share of Stock on the date the Stock Option is granted or, if greater, par value. Except in connection with a corporate transaction involving the company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or cancel outstanding Stock Options or Stock Appreciation Rights in exchange for cash, other awards or Stock Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Options or Stock Appreciation Rights without stockholder approval. To the extent provided by the Committee, the purchase price of each share of Stock purchased upon the exercise of any Stock Option granted under this Section 3 shall be paid, at the time of exercise, in cash (including check, bank draft or money order), in shares of Stock (valued using the price of a share of Stock on the principal exchange on which the Stock is then traded at the time of exercise) or in any combination of cash and Stock. In addition, to the extent permitted by the Committee and by law, the Participant may pay the Option Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Option Price and any tax withholding resulting from such exercise. If applicable, separate certificates representing the shares purchased by exercise of Incentive Stock Options and by exercise of Non-Qualified Stock Options shall be delivered to the person entitled thereto as soon as practicable after such exercise.

3.3 Stock Appreciation Rights. Subject to the limitations of subsection 3.4, the Committee may, in its sole discretion, award “Stock Appreciation Rights” to Participants together with or independently of any Stock Option contemporaneously granted under this Section 3. A Participant who is awarded a Stock Appreciation Right shall be entitled to receive from the Company, at the time such right is exercised, that number of shares of Stock having an aggregate Fair Market Value equal to the product of (i) the number of shares of Stock as to which the Participant is exercising the Stock Appreciation Right, and (ii) the excess of the Fair Market Value (at the date of exercise) of a share of Stock over the Option Price specified by the Committee at the time when the Stock Appreciation Right was awarded, which shall not be and shall never become less than the Fair Market Value of a share of Stock on the date of such Award. Stock Appreciation Rights shall be exercisable at such times, on such terms, and at such price as the Committee shall determine at the time the Award is granted; provided, however, that if a Stock Appreciation Right is granted together with a Stock Option: (i) the Stock Appreciation Right shall be exercisable only to the extent that the related Stock Option is exercisable; (ii) the Stock Appreciation Right shall be canceled to the extent that the related Stock Option is exercised; and (iii) the Stock Option shall be canceled to the extent that the related Stock Appreciation Right is exercised. The Committee, in its sole discretion, may elect to settle all or a portion of the Company’s obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash in an amount equal to the Fair Market Value of the shares of Stock it would otherwise be obligated to deliver. In exercising such discretion, the Committee shall take into account the Participant’s need to pay taxes arising out of the exercise of the Stock Appreciation Right and the Company’s purpose in establishing the Plan to encourage ownership of Stock by Participants.

3.4 Limitations on Stock Options and Stock Appreciation Rights.

(a)	Notwithstanding any other provision of the Plan to the contrary, no Participant shall receive any Award of a Stock Option or Stock Appreciation Right under the Plan to the extent that the sum of:

(i)	the number of shares of Stock subject to such Award; and

(ii)	the number of shares of Stock subject to all other prior Awards of Stock Options and Stock Appreciation Rights under the Plan during the one-year period ending on the date of the Award;

would exceed the Participant’s Individual Limit under the Plan. The determination made under the foregoing provisions of this subsection shall be based on the shares subject to the Awards at the time of grant, regardless of when the Awards become exercisable. Subject to the provisions of subsection 1.5, a Participant’s “Individual Limit” shall be 350,000 shares.

(b)	Notwithstanding any other provision of the Plan to the contrary, no Modification shall be made to any Stock Option or Stock Appreciation Right, if such Modification would result in the Stock Option or Stock Appreciation Right constituting a deferral of compensation or having an additional deferral feature within the meaning of Treas. Regs. § 1.409A-1(b)(5)(v)(A). Subject to the last sentence of this subsection 3.4(b), a “Modification” shall mean any change in the terms of the Stock Option or Stock Appreciation Right (or change in the terms of the Plan or applicable agreement) that may provide the holder of the Stock Option or Stock Appreciation Right with a direct or indirect reduction in the Option Price, or an additional deferral feature, or an extension or renewal of the Stock Option or Stock Appreciation Right, regardless of whether the holder in fact benefits from the change in terms. An extension of a Stock Option or Stock Appreciation Right refers to the provision to the holder of an additional period of time within which to exercise the Stock Option or Stock Appreciation Right beyond the time originally prescribed, the conversion or exchange for a legally binding right to compensation in a future taxable year, or the addition of any feature for the deferral of compensation as provided in Treas. Regs. § 1.409A-1(b)(v)(C). A renewal of a Stock Option or Stock Appreciation Right is the granting by the Company of the same rights or privileges contained in the original Stock Option or Stock Appreciation Right on the same terms and conditions. Notwithstanding the above, it is not a Modification to change the terms of a Stock Option or Stock Appreciation Right in any of the ways or for any of the purposes specifically described in Treas. Regs. § 1.409A-1(b)(v) as not resulting in a modification, extension or renewal of a stock right, or the granting of a new stock right, for purposes of that section.

(c)	Dividends. Anything in the Plan to the contrary notwithstanding, no dividends or dividend equivalents may be paid on Stock Options or Stock Appreciation Rights.

3.5 Stock Awards. The Committee may, in its sole discretion, award Stock Awards under the Plan. A Stock Award under the Plan is a grant of shares of Stock to a Participant, the earning, vesting or distribution of which is subject to one or more conditions established by the Committee. Such conditions may relate to events (such as performance or continued employment) occurring before or after the date the Stock Award is granted, or the date the Stock is earned by, vested in or delivered to the Participant. If the vesting of Stock Awards is subject to conditions occurring after the date of grant, the period beginning on the date of grant of a Stock Award and ending on the vesting or forfeiture of such Stock (as applicable) is referred to as the “Restricted Period.” Stock Awards may provide for delivery of the shares of Stock at the time of grant or at the end of (or at pre-established increments during) a Restricted Period. A Stock Award may, but need not, be made in conjunction with a cash-based incentive compensation program maintained by the Company and may, but need not, be in lieu of cash otherwise awardable under such program.

3.6 Terms and Conditions of Stock Awards. Stock Awards granted to Participants under the Plan shall be subject to the following terms and conditions:

(a)	Beginning on the date of grant (or, if later, the date of distribution) of shares of Stock comprising a Stock Award, and including any applicable Restricted Period, the Participant as owner of such shares shall have the right to vote such shares.

(b)	Payment of dividends with respect to Stock Awards shall be subject to the following:

(i)	On and after the date that a Participant has a fully earned and vested right to the shares comprising a Stock Award, and the shares have been distributed to the Participant, the Participant shall have all rights of a stockholder with respect to such shares, including the right to receive any dividends or other distributions thereon.

(ii)	Prior to the date that a Participant has a fully earned and vested right to the shares comprising a Stock Award, an amount equal to any dividend payable with respect to a share of Stock multiplied by the number of shares comprising the Stock Award (a “Dividend Equivalent”) shall be credited to the Participant and shall vest and be paid, if at all, in accordance with the same terms as apply to the shares comprising the Stock Award to which such Dividend Equivalent relates. A Dividend Equivalent may be paid in cash or stock, as determined by the Committee.

(c)	To the extent that the Committee determines that it is necessary or desirable to conform any Stock Awards under the Plan with the requirements applicable to “Performance-Based Compensation,” as that term is used in Code section 162(m)(4)(C), it may, at or prior to the time a Stock Award is granted, take such steps and impose such restrictions with respect to such Stock Award as it determines to be necessary to satisfy such requirements including, without limitation:

(i)	The establishment of performance goals that must be satisfied prior to the payment or distribution of benefits under such Stock Awards. Such performance goals may be based on any Performance Criteria as defined in subsection 1.6. Each objective performance goal must be based upon or measured by performance criteria which would permit a third party having knowledge of the relevant facts to determine whether the objective performance goal was satisfied and to calculate the amount of the Stock Awards to be granted. The Committee shall have no discretion to adjust the goals for a Stock Award once they have been set except as provided in subsection 1.6. The Committee must certify in writing that the goals have been met before any grants of Stock Awards may vest.

(ii)	Providing that no payment or distribution be made under such Stock Awards unless the Committee certifies that the goals and the applicable terms of the Plan and agreement reflecting the Awards have been satisfied.

(d)	Subject to subsection 1.5 for Stock Awards that are intended to be “Performance-Based Compensation” (as that term is used for purposes of Code section 162(m)), no more than 250,000 shares of Stock may be granted as Stock Awards to any one individual during any one calendar year period (sometimes referred to hereinafter as a “Plan Year”).

(e)	To the extent a Stock Award provides for the delivery of shares of Stock at the end of the Restricted Period and/or for the payment of any Dividend Equivalent credits related to such shares, payment of such Stock Award and Dividend Equivalents to which the Participant is entitled, if any, following the end of the Restricted Period shall be made no later than the fifteenth day of the third month following the end of the tax year in which the Restricted Period ends unless the Participant has elected to defer payment pursuant to the terms of any applicable plan, contract or other arrangement of the Company permitting such deferral.

3.7 Performance Grants. The Committee may, in its sole discretion, award Performance Grants under the Plan. A Performance Grant is a right to receive cash or shares of Stock (or a combination thereof) based on the attainment of one or more performance goals (“Performance Goals”) established by the Committee measured over a given performance period, which is no less than three years. Each Performance Grant shall contain the Performance Goals for the award, including the Performance Criteria, the threshold, target and maximum amounts payable, the length of the applicable performance period, whether the Performance Grant will be settled in cash or shares of Stock (or any combination thereof), and any other terms and conditions as are applicable to the Performance Grant. The terms of a Performance Grant may be set in an annual bonus plan or other similar document. Each Performance Grant shall be granted and administered to comply with the requirements of Code section 162(m). In the event of any conflict between a Performance Grant and the Plan, the terms of the Plan shall govern.

3.8 Terms and Conditions of Performance Grants. Performance Grants awarded to Participants shall be subject to the following terms and conditions:

(a)	Performance Goals: The Committee shall establish the Performance Goals for Performance Grants. The Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Grants. The Committee may vary the Performance Criteria, Performance Goals and weightings from Participant to Participant, Performance Grant to Performance Grant, and Plan Year to Plan Year. The Committee may increase, but not decrease, any Performance Goal during a Plan Year except as provided in subsection 1.6.

(b)	Achievement of Performance Goals: The Committee shall establish for each Performance Grant the amount of cash or shares of Stock payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. Any Performance Grant shall be made not later than 90 days after the start of the period for which the Performance Grant relates and shall be made prior to the completion of 25% of the period. All determinations regarding the achievement of any Performance Goals will be made by the Committee. The Committee may not increase during a Plan Year the amount of cash or shares of Stock that would otherwise be payable upon achievement of the Performance Goal or Goals but may reduce or eliminate the payments as provided in a Performance Grant.

(c)	Payment of Performance Grants: The actual payments to a Participant under a Performance Grant will be calculated by applying the achievement of Performance Criteria to the Performance Goal as established in the Performance Grant. All calculations of actual payments shall be made by the Committee and the Committee shall certify in writing the extent, if any, to which the Performance Goals have been met. Performance Grants will be paid in cash, shares of Stock or both, at the time or times as are provided in the Performance Grant, which, unless otherwise provided in the terms of the Performance Grant, shall be no later than the fifteenth day of the third month following the end of the tax year in which the performance period ends. A Performance Grant payable in cash may allow a Participant to elect to receive a payment in shares of Stock that has a greater Fair Market Value than the cash award, and the Performance Grant may impose restrictions on the shares of Stock issued under the election.

(d)	Limitations. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect. A Participant who receives a Performance Grant payable in shares of Stock shall have no rights as a stockholder until the shares of Stock are issued pursuant to the terms of the Performance Grant. The shares of Stock may be issued without cash consideration. A Participant’s interest in a Performance Grant may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

(e)	Deferral. The Company or the Committee may establish a separate plan or program under which a Participant may elect to defer the receipt of payment of a Performance Grant when otherwise payable. Any plan or program for deferral shall comply with the requirements of Code section 409A.

(f)	Code Section 162(m) Limitations. The aggregate maximum cash amount payable under the Plan to any Participant in any Plan Year in settlement of Performance Grants shall not exceed $2 million. Subject to subsection 1.5, the aggregate maximum number of shares of Stock that may be issued under the Plan to any Participant in any Plan Year in settlement of Performance Grants shall not exceed 250,000.

3.9 Limitations on Awards. Subject to subsection 1.5, the aggregate maximum number of shares of Stock that may be issued under the Plan as Stock Awards and/or Performance Grants shall be 450,000.

3.10 Limitations on Exercise. Unless otherwise provided by the Committee in the Award, no Stock Option or Stock Appreciation Right awarded under this Section 3 may be exercised by any person prior to the date, if any, on which the Participant to whom the Award was granted completes two continuous years of employment with the Company, including its subsidiaries, after the grant thereof.

3.11 Expiration of Awards to Employee. All rights with respect to an Award made under this Section 3 shall automatically terminate as of the Award’s “Expiration Date.” The “Expiration Date” with respect to an Award or any portion thereof, granted to a Participant under this Section 3 shall be the earliest of:

(a)	the date which is 10 years after the date on which the Award is granted;

(b)	the date established by the Committee at the time of the Award;

(c)	in the case of an Incentive Stock Option, the date which is three months after the date the Participant’s employment is terminated by reason of his retirement under the provisions of any qualified retirement plan that may be maintained by the Company or subsidiary or by reason of death, or the date which is twelve months after the date the Participant’s employment is terminated by reason of his becoming Disabled (within the meaning of Code section 22(e)(3)), or the date on which the Participant’s employment with the Company, including its subsidiaries, is terminated for any other reason;

(d)	in the case of a Non-Qualified Stock Option, the date which is the last date of the next trading window after such termination if terminated for any reason other than by reason of his becoming Disabled (within the meaning of Code section 22(e)(3)), his death or his retirement under the provisions of any qualified retirement plan that may be maintained by the Company or subsidiary; or

(e)	in the case of a Stock Appreciation Right, Stock Award or Performance Grant, the date on which the Participant’s employment with the Company, including its subsidiaries, is terminated for any reason other than by reason of his becoming Disabled (within the meaning of Code section 22(e)(3)), his death or his retirement under the provisions of any qualified retirement plan that may be maintained by the Company or subsidiary.

SECTION 4

Awards to Non-Employee Directors

4.1 Non-Employee Director Awards. As of the date of the annual meeting of the Company’s stockholders in each calendar year during the term of the Plan, each Non-Employee Director serving as a Director of the Company on such date shall automatically be awarded a Stock Award for either delivery of the shares of Stock at the time of the grant or, at the Non-Employee Director’s election pursuant to subsection 4.5, deferred receipt of such Stock Award, upon the terms and conditions as determined by the Committee in its sole discretion at the time the Stock Award is awarded. Dividend equivalents shall be paid on deferred Stock Awards. In addition, the Committee shall also be able to make grants of Stock Options or additional Stock Awards to Non-Employee Directors at the times and in the amounts and subject to such other terms and conditions to be determined by the Committee in its sole discretion.

4.2 Option Price. The purchase price of each share of Stock under a Stock Option granted under this Section 4 shall be equal to and shall never become less than the Fair Market Value of a share of Stock on the date on which the Stock Option is granted or, if greater, par value. The purchase price shall be paid, upon exercise, in cash (including check, bank draft or money order), in shares of Stock (valued using the price of a share of Stock on the principal exchange on which the Stock is then traded at the time of exercise), or in any combination of cash and Stock.

4.3 Service Required for Exercise. Each Stock Option granted to a Participant under this Section 4 shall become exercisable upon the Participant’s completion of two years of continuous service as a Non-Employee Director after the date of the grant or, if earlier, the date of the second annual meeting of the Company’s stockholders held after the date of the grant, provided the Participant has been in continuous service as a Non-Employee Director from the date of the grant to the date of such annual meeting.

4.4 Expiration of Non-Employee Director Awards. All rights with respect to an Award under this Section 4 shall automatically terminate on the earliest of:

(a)	the date which is 10 years after the date of the grant; or

(b)	the date on which the Participant’s service to the Company as a Non-Employee Director terminates for any reason, except if the termination results by reason of the Non-Employee Director’s Retirement (as defined below), death or his becoming Disabled.

For purposes of this subsection 4.4, the term “Retirement” means (i) mandatory retirement pursuant to Board of Director policy; or (ii) termination of service with the Company at a time when the Participant would have been eligible for normal retirement or early retirement under the terms of the Stepan Company Retirement Plan for Salaried Employees, as then in effect, as if the Non-Employee Director were an employee of the Company.

4.5 Deferral. The Company or the Committee may establish a separate plan or program under which a Non-Employee Director may elect to defer the receipt of payment of a Stock Award when otherwise payable. Any plan or program for deferral shall comply with the requirements of Code section 409A.

SECTION 5

Miscellaneous

5.1 Compliance With Applicable Laws and Withholding of Taxes. Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any shares of Stock under the Plan unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. Prior to the issuance of any shares of Stock under the Plan, the Company may require a written statement that the recipient is acquiring the shares solely for investment and not for the purpose or with the intention of distributing the shares. All Awards and payments under the Plan are subject to withholding of all applicable taxes, which withholding obligation shall be satisfied by the payment of cash or check payable to the Company, or through the surrender of shares of Stock which the Participant already owns or the withholding of shares of Stock to which a Participant is otherwise entitled under the Plan; provided, however, that, in the case of Awards under Section 3, satisfaction of withholding obligations by the surrender or withholding of shares of Stock shall be subject to the consent of the Committee. In the case of a Participant who is subject to sections 16(a) and 16(b) of the Securities Exchange Act of 1934, the Committee may, at any time, add such conditions and limitations to any Stock Appreciation Right awarded such Participant, or to any election by the Participant to satisfy tax withholding obligations with respect to Awards under Section 3 through the withholding or surrender of shares of Stock as the Committee, in its sole discretion, deems necessary or desirable to comply with section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom. To the extent not inconsistent with the foregoing provisions of this subsection 5.1, the Plan and each agreement entered into pursuant hereto shall be construed and administered in accordance with the laws of the State of Illinois without regard to its choice of law provisions.

5.2 Fair Market Value. Subject to the provisions of subsection 1.5, for all purposes of the Plan, the term “Fair Market Value” as applied to a share of Stock means, as of any date, the average of the opening price and the closing price of a share of Stock on such day as reported on the principal exchange on which the Stock is then traded, or if Stock is not traded on that day, on the next preceding day on which Stock was traded.

5.3 Agreement With the Company. At the time any Award is made under the Plan, the Participant shall be required to enter into a written or electronic agreement with the Company in a form specified by the Committee containing such terms and conditions, consistent with the Plan, as the Committee may, in its sole discretion, prescribe.

5.4 Procedure for Exercise. Stock Options and Stock Appreciation Rights awarded under the Plan shall be exercised in whole or in part by filing a written or electronic notice with the Secretary of the Company at its corporate headquarters or with such other administrator. An exercise may be disallowed if it is not made in compliance with any applicable provisions of the Company’s Insider Trading Policy as in effect from time to time. In the case of the exercise of a Stock Option, such notice shall specify the number of shares of Stock which the Participant elects to purchase and shall be accompanied by payment of the purchase price for such shares. In the case of the exercise of a Stock Appreciation Right, such notice shall designate the number of shares with respect to which the Participant elects to exercise such right.

5.5 Nontransferability. Except as otherwise provided by the Committee, no Award under the Plan, and no interest therein, shall be transferable for value except by the Participant by will or by the laws of descent and distribution, or, to the extent not inconsistent with the applicable provisions of the Code, pursuant to a qualified domestic relations order (as that term is defined in the Code). All Awards shall be exercisable during a Participant’s lifetime only by the Participant or the appropriate legal representative. After a Participant’s death, Awards shall be exercisable, to the extent exercisable by the Participant on the date of the Participant’s death, by the executor or administrator of the Participant’s estate or by the person or persons who shall have acquired the Award from the Participant by bequest or inheritance, subject to the terms of the Plan and the agreement between the Company and the Participant evidencing such Award.

5.6 Employment and Stockholder Status. The Plan does not constitute a contract of employment or continued service and participation in the Plan will not give any employee or Participant the right to be retained in the employ of the Company, including its subsidiaries, or the right to continue as a director of the Company, or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan prior to the issuance of Stock pursuant to the exercise thereof. If the redistribution of shares of Stock is restricted pursuant to subsection 5.1, certificates representing such shares may bear a legend referring to such restrictions.

5.7 Termination Due to Misconduct. If a Participant’s employment is terminated for gross misconduct, as determined by the Company, all rights under the Plan shall expire upon the date of such termination. In addition, notwithstanding anything in the Plan to the contrary, any written or electronic agreement for an Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Securities Exchange Act of 1934 and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the shares of Stock may be traded.

5.8 Term of the Plan. The Plan was adopted by the Board of Directors on March 18, 2011, subject to the approval of the stockholders of the Company as set forth in subsection 1.2 and shall be effective as of the Effective Date. No Awards shall be granted under the Plan after December 31, 2019 or, if earlier, the date on which the Plan is terminated pursuant to subsection 5.9.

5.9 Amendment and Termination of the Plan. Subject to the following provisions of this subsection 5.9, the Board of Directors of the Company may at any time and in any manner amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension or termination shall:

(a)	be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any national securities exchange or national securities association on which the shares of Stock may be traded; or

(b)	impair the rights of Participants with respect to Awards previously granted under the Plan without the consent of the holder thereof.

5.10 Application of Section 409A. Unless a Participant elects to defer the receipt of payment of a Performance Grant as provided in subsection 3.8(e) or a Stock Award as provided in subsection 4.1, awards under the Plan are not intended to provide for the deferral of compensation within the meaning of Code section 409A or the regulations promulgated thereunder. The Plan shall be interpreted, construed and administered in a manner consistent with this intent. Notwithstanding any other provision of the Plan, the Company does not guarantee any particular tax result for any Participant or beneficiary with respect to participation in or payments under the Plan, and each Participant or beneficiary shall be responsible for any taxes imposed on the Participant or beneficiary with respect to such participation or payments under the Plan.

5.11 International Participants. The Committee may provide for the participation in the Plan of Participants who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to accommodate differences in local law, tax policy or custom and, in furtherance of such purposes, the Committee may approve such supplements to or amendments, restatements, alternative versions or subplans of the Plan as may be necessary or appropriate to comply with the laws of other countries or jurisdictions in which the Company itself or through its subsidiaries operates or has employees.

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of Stockholders.

The Notice of Annual Meeting, Proxy Statement and Proxy Card; 2010 Annual Report;

and Form 10-K are available at:

www.edocumentview.com/SCL

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Stepan Company

Notice of Annual Meeting of Stockholders to be held May 3, 2011

This proxy is solicited on behalf of the Company’s Board of Directors

I, the undersigned, hereby appoint James E. Hurlbutt and Kathleen 0. Sherlock, or either of them (the “Proxies”), with full power of substitution, to represent and vote all shares that the undersigned is entitled to vote at the annual meeting of stockholders of STEPAN COMPANY on May 3, 2011, or at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees, FOR Proposals 2, 3 and 5 and every 1 Yr for Proposal 4.

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,

USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

‚ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‚

A	Proposals — The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2, 3 and 5 and every 1 Yr for Proposal 4.

1. Election of Directors:	For	Withhold		For	Withhold	Ê
01 - Joaquin Delgado	☐	☐	02 - F. Quinn Stepan, Jr.	☐	☐

	For	Against	Abstain		1 Yr	2 Yrs	3 Yrs	Abstain

2. Approve the adoption of the Stepan Company 2011 Incentive Compensation Plan.	☐	☐	☐	4. Consider, by non-binding advisory vote, the frequency of voting on executive compensation.	☐	☐	☐	☐

	For	Against	Abstain			For	Against	Abstain

3. Approve, by non-binding advisory vote, executive compensation.	☐	☐	☐	5. Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2011.		☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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